   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2002
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              STEEL DYNAMICS, INC.
             (Exact name of registrant as specified in its charter)

                INDIANA                                    3312                                 35-19299476
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                  Identification No.)

                      6714 POINTE INVERNESS WAY, SUITE 200
                           FORT WAYNE, INDIANA 46804
                                 (260) 459-3553
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 KEITH E. BUSSE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              STEEL DYNAMICS, INC.
                      6714 POINTE INVERNESS WAY, SUITE 200
                           FORT WAYNE, INDIANA 46804
                                 (260) 459-3553
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:
                            ROBERT S. WALTERS, ESQ.
                             BARRETT & MCNAGNY LLP
                             215 EAST BERRY STREET
                           FORT WAYNE, INDIANA 46802
                                 (260) 423-9551

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED              PER NOTE                PRICE             REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
9 1/2% Senior Notes due 2009.........      $200,000,000              $1,000              $200,000,000             $18,400(1)
---------------------------------------------------------------------------------------------------------------------------------
Guaranties by certain SDI
  Subsidiaries(2)....................                --                  --                        --                  --
---------------------------------------------------------------------------------------------------------------------------------
  Totals(3)..........................      $200,000,000              $1,000              $200,000,000             $18,400
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933. Pursuant to Rule 457(n), no separate fee is payable with respect to the guaranty.

(2) The subsidiary guarantors are SDI Investment Company, STLD Holdings, Inc., Ferrous Resources, LLC and Dynamic Bar Products, LLC. We neither paid nor received any consideration for any of the guaranties.

(3) Such amount represents the principal amount of the Notes to be exchanged hereunder.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER --, 2002

PRELIMINARY PROSPECTUS

                          [STEEL DYNAMICS, INC. LOGO]

                               OFFER TO EXCHANGE

                $200,000,000 OF OUR 9 1/2% SENIOR NOTES DUE 2009
                      WHICH HAVE BEEN REGISTERED UNDER THE
                             SECURITIES ACT OF 1933

                                      FOR

          $200,000,000 OF OUR OUTSTANDING 9 1/2% SENIOR NOTES DUE 2009

CUSIP No. ____________

                  The Exchange Offer will Expire at 5:00 p.m.
          New York City Time, on October [--], 2002, Unless Extended.

     We are offering to exchange $200,000,000 aggregate principal amount of our 9 1/2% Senior Notes due 2009, registered under the Securities Act of 1933, for a like principal amount of our outstanding 9 1/2% Senior Notes due 2009, which we issued previously without registration under the Securities Act. In this document we refer to the outstanding notes as the "old notes" and to our new notes as the "Exchange Notes." We sometimes refer to the old notes and the Exchange Notes collectively as the "notes."

     The terms of the exchange are subject to the conditions described in this prospectus.

     Consider carefully the risk factors beginning on page 6 of this prospectus.

     There is no active public trading market for the Outstanding Notes. We do not intend to apply for listing of the Exchange Notes on any domestic securities exchange or seek approval for quotation through any automated quotation system.

     We will issue the Exchange Notes in denominations of $1,000. We will pay interest on the Exchange Notes each March 15 and September 15. The first interest payment will be due on September 15, 2002 with interest payable from the March 15, 2002 payment of interest on the old notes. We may redeem any of the notes beginning on March 15, 2006 at a redemption price of 104.750% of their principal amount, plus accrued interest. The redemption price will decline to 102.375%, plus accrued interest, after March 15, 2007 and will be 100% of their principal amount, plus accrued interest, beginning on March 15, 2008. We may also redeem up to 35% of the aggregate principal amount of the outstanding notes before March 15, 2005 with net proceeds of one or more sales of our capital stock that at a redemption price equal to 109.500% of the principal amount of the Exchange Notes being redeemed, plus accrued interest.

     The terms of the Exchange Notes that we will issue in the exchange offer are substantially the same as those of the outstanding old notes except that the transfer restrictions and registration rights relating to the outstanding old notes will no longer apply.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to old notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

              THE DATE OF THIS PROSPECTUS IS SEPTEMBER [--], 2002

                               TABLE OF CONTENTS

Where You Can Find More Information.....    1
Forward Looking Statements..............    2
Summary.................................    4
Risk Factors............................    6
Summary of the Terms of the Exchange
  Offer.................................   17
Summary of the Terms of the Exchange
  Notes.................................   21
Use of Proceeds.........................   24
Ratio of Earnings to Fixed Charges......   24
Selected Financial and Operating Data...   25
Capitalization..........................   28
Terms of the Exchange Offer.............   29
Description of the Exchange Notes.......   37
United States Federal Income Tax
  Considerations........................   71
Plan of Distribution....................   75
Legal Matters...........................   75
Experts.................................   75

     We have not authorized anyone to provide you with information that is different from the information contained in this prospectus or to which we have referred you.

     This prospectus incorporates important business and financial information about us from documents we publicly file with the Securities and Exchange Commission. See the following section entitled "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov and on our website at http://www.steeldynamics.com.

     The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. Pursuant to General Instruction B.1(a) to Form S-4, we have elected to provide the information regarding us and our business by reference to reports we regularly file with the SEC. We incorporate by reference the following documents and any future filings we make with the SEC under
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:

     - SDI Annual Report on Form 10-K for the year ended December 31, 2001;

     - SDI Proxy Statement on Schedule 14A dated April 26, 2002;

     - SDI Quarterly Report on Form 10-Q dated May 15, 2002;

     - SDI Quarterly Report on Form 10-Q dated August 14, 2002; and

     - SDI Current Reports on Form 8-K, two dated February 5, 2002 and one each dated February 26, 2002, February 27, 2002, March 14, 2002 and May 10, 2002.

     Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

     The documents incorporated by reference into this prospectus are also available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person by first-class mail, without charge, upon written or oral request. Any request for documents should be made by October [--], 2002 to ensure timely delivery of the documents prior to the expiration of the exchange offer.

Requests for documents should be directed to:

Steel Dynamics, Inc., Investor Relations Department (Senior Notes Exchange) 6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana 46804
(260) 459-3553
(260) 969-3590 (fax)

                           FORWARD LOOKING STATEMENTS

     Throughout this prospectus, we may make statements that express our opinions, expectations, or projections regarding future events or future results, in contrast with statements that reflect historical facts. These expressions, which we generally precede or accompany by such typical conditional words as "anticipate," "intend," "believe," "estimate," "plan," "seek," "project" or "expect," or by the words "may," "will," or "should," are intended to operate as "forward looking statements" of the kind permitted by the Private Securities Litigation Reform Act of 1995, incorporated in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. That legislation protects such predictive statements by creating a "safe harbor" from liability in the event that a particular prediction does not turn out as anticipated.

     While we always intend to express our best judgment when we make statements about what we believe will occur in the future, and although we base these statements on assumptions that we believe to be reasonable when made, these forward looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. Forward looking statements are subject to many uncertainties and other variable circumstances, many of which are outside of our control, that could cause our actual results and experience to differ materially from those we thought would occur.

     The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

     - cyclical changes in market supply and demand for steel; general economic conditions; U.S. or foreign trade policy affecting steel imports or exports; and governmental monetary or fiscal policy in the U.S. and other major international economies;

     - risks and uncertainties involving new products or new technologies, such as our Iron Dynamics ironmaking process, in which the product or process or certain critical elements thereof may not work at all, may not work as well as expected, or may turn out to be uneconomic even if they do work;

     - changes in the availability or cost of steel scrap, steel scrap substitute materials or other raw materials or supplies which we use in our production processes, as well as periodic fluctuations in the availability and cost of electricity, natural gas or other utilities;

     - the occurrence of unanticipated equipment failures and plant outages or incurrence of extraordinary operating expenses;

     - actions by our domestic and foreign competitors, including the addition or reduction of production capacity, or loss of business from one or more of our major customers or end-users;

     - labor unrest, work stoppages and/or strikes involving our own workforce, those of our important suppliers or customers, or those affecting the steel industry in general;

     - the effect of the elements upon our production or upon the production or needs of our important suppliers or customers;

     - the impact of, or changes in, environmental laws or in the application of other legal or regulatory requirements upon our production processes or costs of production or upon those of our suppliers or customers, including actions by government agencies, such as the U.S. Environmental Protection Agency or the Indiana Department of Environmental Management, on pending or future environmentally related construction or operating permits, such as the one affecting our Columbia City, Indiana structural steel and rail mini-mill;

     - pending, anticipated or unanticipated private or governmental liability claims or litigation, or the impact of any adverse outcome of any currently pending or future litigation on the adequacy of our reserves, the availability or adequacy of our insurance coverage, our financial well-being or our business and assets;

     - changes in interest rates or other borrowing costs, or the effect of existing loan covenants or restrictions upon the cost or availability of credit to fund operations or take advantage of other business opportunities;

     - changes in our business strategies or development plans which we may adopt or which may be brought about in response to actions by our suppliers or customers, and any difficulty or inability to successfully consummate or implement as planned any of our projects, acquisitions, joint ventures or strategic alliances; and

     - the impact of governmental approvals, litigation, construction delays, cost overruns or technology risk upon our ability to complete, start-up or continue to profitably operate a project, or to operate it as anticipated.

     We also believe that you should read the many factors described in "Risk Factors" immediately following the "Prospectus Summary" to better understand the risks and uncertainties inherent in our business and underlying any forward looking statements.

     Any forward looking statements which we make in this prospectus speak only as of the date of such statement. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

                                    SUMMARY

     The following is a summary of material information about our business, our company and this exchange offer. More detailed information concerning these matters appears elsewhere in this prospectus and the information in documents which we incorporate by reference in this prospectus. We also refer you to the section of this prospectus entitled "Risk Factors" for a discussion of certain issues that should be considered in evaluating an investment in the notes.

                                 STEEL DYNAMICS

     We are one of the most profitable mini-mill steel producers in the United States in terms of operating profit per ton. We primarily own and operate a state-of-the-art, low-cost flat-rolled mini-mill located in Butler, Indiana. Our Butler mini-mill began commercial production in January 1996 and was constructed in only 14 months, representing what we believe is the shortest construction period ever for a facility of this kind. The mini-mill currently has an annual production capacity of 2.2 million tons. The total capital cost of our Butler mini-mill was $630 million, which we believe is significantly less than the cost of comparable mini-mills currently operating. Our Butler mini-mill produces a broad range of high quality hot-rolled, cold-rolled and coated steel products, including a large variety of high value-added and high margin specialty products such as thinner gauge rolled products and galvanized products. We sell our products directly to end-users, intermediate steel processors and service centers primarily in the Midwestern United States. Our products are used in numerous industry sectors, including the automotive, construction and commercial industries.

     In May 2002, we announced plans to construct a low-cost, coil coating facility at our Butler mini-mill that will further increase our range of value-added capabilities. Subject to our receipt of applicable permits, we anticipate starting construction of the facility within the next several months and expect to commence coating operations in the middle of 2003. The coating facility is currently expected to have an annual production capacity of 240,000 tons and is estimated to cost $25-$30 million.

     In May 2001, we began construction of a new state-of-the-art structural steel and rail mini-mill in Columbia City, Indiana. Our Columbia City mini-mill is designed to have an annual production capacity of 1.3 million tons and produce structural steel and rails at a higher quality and lower cost than comparable mini-mills. We expect to spend approximately $315 million to construct this mini-mill, of which $280 million has been spent as of June 30, 2002. We believe that the initial capital construction costs of our Columbia City mini-mill will be among the lowest in the industry for such a facility. We commenced commercial structural steel operations in late June 2002 and have shipped our first structural products to initial customers. We expect to ramp us these operations through regular product introductions and be fully operational by the end of 2002. In addition, we expect to commence commercial production of rails during the first quarter of 2003. We constructed our structural steel facility in less than 12 months, which we believe is the shortest construction period ever for a facility of this kind. Our structural steel operation is designed to produce steel products for the construction, transportation and industrial machinery markets. Our rail manufacturing operation is designed to produce a variety of rail products for the railroad industry.

     Through our joint venture, New Millennium Building Systems, LLC, we also produce and sell a broad range of steel joists, girders and trusses, as well as roof and floor decking materials for use in the construction of commercial, industrial and institutional buildings.

     Steel Dynamics, Inc. is an Indiana corporation. Our principal executive offices are located at 6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804, and our telephone number at that address is (260) 459-3553.

     SDI Investment Company, Ferrous Resources, LLC, STLD Holdings, Inc and Dynamic Bar Products, LLC, each a 100% owned subsidiary, have agreed to guaranty payment of the principal of, premium, if any, and interest on the notes, jointly and severally with Steel Dynamics, Inc., on an unsecured unsubordinated basis.

     In this prospectus "Steel Dynamics," "the Company," "SDI," "we," "us" and "our" refer to Steel Dynamics, Inc. and its subsidiaries, including the guarantor, unless the context requires otherwise.

RECENT DEVELOPMENTS

    PURCHASE OF QUALITECH STEEL ASSETS IN PITTSBORO, INDIANA

     On July 29, 2002, we announced that we entered into a definitive agreement with Qualitech Steel SBQ LLC to purchase Qualitech's special bar quality mini-mill assets located in Pittsboro, Indiana. We agreed to pay $45 million for the assets and announced plans to invest between $60 and $70 million of additional capital to convert the Qualitech mini-mill to the production of between 500,000 and 600,000 annual tons of merchant and reinforcing bar products. We agreed to close the transaction within 25 days, subject to certain conditions and approvals. In addition, we also announced our plans to complete construction and start-up of this mini-mill within 12 months after the closing of the transaction and to begin shipping our first products during the second half of 2003. However, on August 2, 2002, Nucor Corporation filed suit against Qualitech Steel SBQ LLC in Hendricks County, Indiana Superior Court, seeking to enjoin Qualitech from selling its assets to us by reason of rights they allege under a prior purchase agreement. On August 6, 2002, the court entered a temporary restraining order prohibiting Qualitech from closing under our purchase agreement pending a preliminary injunction hearing scheduled for August 19, 2002. On August 7, 2002, we intervened in this lawsuit to assert our rights under our purchase agreement with Qualitech. On August 19, 2002, after the conclusion of evidence at the preliminary injunction hearing, the Hendricks County, Indiana Superior Court ruled that Nucor "has little, if any, chance of prevailing at a trial based upon the evidence presented" and denied Nucor's injunction request. On August 20, 2000, Nucor filed a notice of appeal with the Indiana Court of Appeals. On September 6, 2002, we closed on and completed the purchase.

     The continued pendency of this litigation, notwithstanding the completion of our purchase, creates uncertainties with respect to our ability to maintain our ownership of these assets or to implement our conversion and start-up plans as previously announced. We may also be limited or delayed in achieving our objectives based upon other unforeseen circumstances or events beyond our control. We refer you to "Risk Factors -- We may be unable to maintain our ownership of the Qualitech assets, or we may be delayed in the construction and start-up of this mini-mill" for risks associated with this potential acquisition.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information contained elsewhere or incorporated by reference in this prospectus before making an investment decision.

RISKS RELATED TO OUR INDUSTRY

     IN RECENT YEARS, IMPORTS OF STEEL INTO THE UNITED STATES HAVE ADVERSELY AFFECTED, AND MAY AGAIN ADVERSELY AFFECT, U.S. STEEL PRICES, WHICH WOULD IMPACT OUR SALES, MARGINS AND PROFITABILITY

     Excessive imports of steel into the United States have in recent years, and may again in the future, exert downward pressure on U.S. steel prices and significantly reduce our sales, margins and profitability. U.S. steel producers compete with many foreign producers. Competition from foreign producers is typically strong, but it has greatly increased as a result of an excess of foreign steelmaking capacity and a weakening of certain foreign economies, particularly in Eastern Europe, Asia and Latin America. The economic difficulties in these countries have resulted in lower local demand for steel products and have tended to encourage greater steel exports to the United States at depressed prices.

     In addition, we believe the downward pressure on, and depressed levels of, U.S. steel prices in recent years have been further exacerbated by imports of steel involving dumping and subsidy abuses by foreign steel producers. Some foreign steel producers are owned, controlled or subsidized by foreign governments. As a result, decisions by these producers with respect to their production, sales and pricing are often influenced to a greater degree by political and economic policy considerations than by prevailing market conditions, realities of the marketplace or consideration of profit or loss. For example, between 1998 and 2001, when imports of hot-rolled and cold-rolled products increased dramatically, domestic steel producers, including us, were adversely affected by unfairly priced or "dumped" imported steel. Even though various protective actions taken by the U.S. government during 2001, including the enactment of various steel import quotas and tariffs, have resulted in an abatement of some steel imports during 2002, these protective measures are only temporary, and, in fact, some have already been reversed or weakened by exemptions. When these measures expire or if they are further relaxed, or if increasingly higher U.S. steel prices enable foreign steelmakers to export their steel products into the United States even with the presence of tariffs, the resurgence of substantial imports of foreign steel could again create downward pressure on U.S. steel prices.

     INTENSE COMPETITION AND EXCESS GLOBAL CAPACITY IN THE STEEL INDUSTRY MAY CONTINUE TO EXERT DOWNWARD PRESSURE ON OUR PRICING

     We may not be able to compete effectively in the future as a result of intense competition. Competition within the steel industry, both domestically and worldwide, is intense and it is expected to remain so. We compete primarily on the basis of (1) price, (2) quality and (3) the ability to meet our customers' product needs and delivery schedules. Our primary competitors are other mini-mills, which may have cost structures and management cultures more similar to ours than integrated mills. We also compete with many integrated producers of hot-rolled, cold-rolled and coated products, many of which are larger and have substantially greater capital resources. The highly competitive nature of the industry, in part, exerts downward pressure on prices for some of our products. Further, over the past few years, approximately 30 domestic steel producers have entered bankruptcy proceedings. In some cases, these previously marginal producers have been able to emerge from bankruptcy reorganization with lower and more competitive cost structures. In other cases, steelmaking assets have been sold through bankruptcy proceedings to other steelmakers or to new companies, at greatly depressed prices. The reemergence of these producers or their successors may further increase the competitive environment in the steel industry and contribute to price declines. In the case of certain product applications, steel competes with other materials, including plastic, aluminum, graphite composites, ceramics, glass, wood and concrete.

     In addition, global overcapacity in steel manufacturing and its negative impact on U.S. steel pricing are likely to continue to persist and could have a negative impact on our sales, margins and profitability. The U.S. steel industry continues to be adversely impacted by excess global steel manufacturing capacity. Over the last decade, the construction of new mini-mills, expansion and improved production efficiencies of some integrated mills and substantial expansion of foreign steel capacity have all led to the excess of manufacturing capacity. Increasingly, this overcapacity, combined with the high levels of steel imports into the United States, has exerted downward pressure on domestic steel prices, including the prices of our products, and has resulted in, at times, a dramatic narrowing, or with many companies the elimination, of gross margins.

     THE POSITIVE EFFECTS OF PRESIDENT BUSH'S MARCH 5, 2002 ORDER IN CONTRIBUTING TO THE REDUCTION OF EXCESSIVE IMPORTS OF STEEL INTO THE UNITED STATES HAVE BEEN AND MAY BE FURTHER LESSENED IF THERE ARE SUCCESSFUL APPEALS TO THE WORLD TRADE ORGANIZATION BY THE EXPORTING COUNTRIES OR IF DOMESTIC OR INTERNATIONAL POLITICAL PRESSURE CONTINUES TO RESULT IN A RELAXATION OF, OR SUBSTANTIAL ADDITIONAL EXEMPTIONS FROM, THE TARIFFS CONTAINED IN THE ORDER

     If the amount, scope or duration of the Section 201 orders continue to be eroded by exemptions or otherwise are lessened or adversely changed, it could lead to a resurgence of flat-rolled steel imports, an increase of steel slab imports and/or an increase in welded pipe and tube imports. Any of these results would again put downward pressure on U.S. flat-rolled prices which would negatively impact our sales, margins and profitability. On June 22, 2001, the Bush Administration requested that the International Trade Commission, or ITC, initiate an investigation under Section 201 of the Trade Act of 1974 to determine whether steel is being imported into the United States in such quantities as to be a substantial cause of serious injury to the U.S. steel industry. In October 2001, the ITC found "serious injury" due to imports of steel products, including the products we manufacture, and in December 2001, the ITC recommended that the President impose tariffs of approximately 20%-40%, as well as tariff quotas in connection with certain products such as steel slabs. On March 5, 2002, President Bush, among other actions, imposed a three year tariff of 30% for the first year, 24% for the second year and 18% for the third year on imports of hot-rolled, cold-rolled and coated sheet, as well as on imports of steel slabs in excess of a specified annual quota.

     Imports of flat-rolled steel have declined, in part, due to the imposition of dumping duties that have been imposed on certain imports of foreign steel, and, in part, due to the imposition of significant tariffs as a result of this
Section 201 action. These events have, in part, allowed us to begin restoring prices on flat-rolled products. While the President's decision to implement a
Section 201 remedy is not appealable to U.S. courts, foreign governments may appeal, and some have appealed, to the World Trade Organization, or WTO. The European Union, Japan and other countries are currently prosecuting such appeals. These dispute settlement proceedings at the WTO and further appeals to the Appellate Body of the WTO generally take 15-24 months. Moreover, a number of affected countries have imposed or threatened to impose various retaliatory tariffs on U.S. steel or other products or have sought various product exemptions from the imposition of the tariffs. As of the end of August 2002, the U.S. government has granted more than 725 product exemptions pursuant to these requests and more are likely to be requested and granted during 2003. Accordingly, there is a risk that additional rulings adverse to the United States or substantial additional political pressures could result in the President changing the remedy, granting substantial further exemptions from the remedy, or terminating the remedy entirely prior to the full three years, although any such modification would apply only prospectively.

     OUR LEVEL OF PRODUCTION AND OUR SALES AND EARNINGS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AS A RESULT OF THE CYCLICAL NATURE OF THE STEEL INDUSTRY AND THE INDUSTRIES WE SERVE

     The price of steel and steel products may fluctuate significantly due to many factors beyond our control. This fluctuation directly affects the levels of our production and our sales and earnings. The steel industry is highly cyclical, sensitive to general economic conditions and dependent on the condition of certain other industries. The demand for steel products is generally affected by macroeconomic fluctuations in the United States and global economies in which steel companies sell their products. For example, future economic downturns, stagnant economies or currency fluctuations in the United States or globally could decrease the demand for our products or increase the amount of imports of steel into the United States either event of which would decrease our sales, margins and profitability.

     In addition, a disruption or downturn in the automotive, oil and gas, gas transmission, construction, commercial equipment, rail transportation, appliance, agricultural and durable goods industries could negatively impact our financial condition, production, sales, margins and earnings. We are also particularly sensitive to trends and events, including strikes and labor unrest, that may impact these industries. These industries are significant markets for our products and are themselves highly cyclical.

RISKS RELATED TO OUR BUSINESS

     TECHNOLOGY, OPERATING AND START-UP RISKS ASSOCIATED WITH OUR IRON DYNAMICS SCRAP SUBSTITUTE PROJECT MAY PREVENT US FROM REALIZING THE ANTICIPATED BENEFITS FROM THIS PROJECT AND COULD RESULT IN A LOSS OF OUR INVESTMENT

     If we abandon our Iron Dynamics project, or if its process does not succeed, we will not be able to realize the expected benefits of this project and will suffer the loss of our entire investment. As of June 30, 2002, our equity investment in the Iron Dynamics project was $158 million. Since 1997, our wholly-owned subsidiary, Iron Dynamics, has tried to develop and commercialize a pioneering process of producing a virgin form of iron that might serve as a lower cost substitute for a portion of the metallic raw material mix that goes into our electric arc furnaces to be melted into new steel. This scrap substitute project is the first of its kind. It involves processes that are based on various technical assumptions and new applications of technologies that have yet to be commercially proven. Since our initial start-up in August 1999, we have encountered a number of difficulties associated with major pieces of equipment and with operating processes and systems. Throughout the latter part of 1999 and 2000, our Iron Dynamics facility was shut down. During these shut downs, we engaged in time consuming and expensive redesign, re-engineering, reconstruction and retrofitting of major pieces of equipment, systems and processes. As a result, the Iron Dynamics project has taken considerably longer and has required us to expend considerably greater resources than originally anticipated. While we made significant progress during these shut downs in correcting various technical and other deficiencies, we have not yet been successful in achieving the results necessary to bring production output up and product costs down to the point of being commercially competitive. In February 2001, we re-started operations at our Iron Dynamics facility. However, in July 2001, we suspended these operations again, with no specific date set for resumption of operations. This shut down was a result of:

     (1) higher than expected start-up and process refinement costs;

     (2) exceptionally high energy costs;

     (3) low production quantities achieved at the Iron Dynamics facility; and

     (4) historically low steel scrap pricing.

These factors made the cost of producing and using Iron Dynamics scrap substitute at our flat-rolled mini-mill higher than our cost of purchasing and using steel scrap. Furthermore, we believe that, even with additional development and refinement to the equipment, technology systems and processes, the Iron Dynamics facility may only be able to achieve monthly output levels between 75%-85% of our original estimates, resulting in higher unit costs than originally planned. We currently estimate that these additional developments and refinements would, if implemented, cost approximately $15 million. However, we are entitled to a $6 million refund from one of our equipment manufacturers in connection with these improvements, which we would expect to apply toward this cost. On July 10, 2002, we announced that we expect to begin experimental production trials in the fourth quarter of 2002. If these trials prove successful, we could begin commercial production in 2003. However, Iron Dynamics may never become commercially operational.

     In addition, while we remain optimistic that the remaining start-up difficulties with the equipment, technology, systems and processes can be resolved, our Iron Dynamics facility may not be able to consistently operate or be able to produce steel scrap substitute material in the quantities that will enable it to be cost competitive. Moreover, in connection with any restart of operations, our Iron Dynamics facility may experience additional shutdowns or equipment failures and such shutdowns or failures may have a material adverse impact on our liquidity cost structure and earnings.

     OUR SENIOR SECURED CREDIT AGREEMENT AND THE INDENTURE RELATING TO THE
9 1/2% SENIOR NOTES DUE 2009 CONTAIN RESTRICTIVE COVENANTS THAT MAY LIMIT OUR FLEXIBILITY

     Restrictions and covenants in our existing debt agreements, as well as our senior secured credit agreement and the indenture relating to the senior notes, and any future financing agreements, may impair our ability to finance future operations or capital needs or to engage in other business activities. Specifically, these agreements will restrict our ability to:

     - incur additional indebtedness;

     - pay dividends or make distributions with respect to our capital stock;

     - repurchase or redeem capital stock;

     - make investments;

     - create liens and enter into sale and leaseback transactions;

     - make capital expenditures;

     - enter into transactions with affiliates or related persons;

     - issue or sell stock of certain subsidiaries;

     - sell or transfer assets; and

     - participate in certain joint ventures, acquisitions or mergers.

     In addition, a breach of any of the restrictions in our debt agreements could cause our indebtedness to become immediately due and payable and we may not be able to obtain sufficient funds to make these accelerated payments. If any debt is accelerated, our assets may also not be sufficient to repay in full such indebtedness. The senior secured credit agreement also contains financial covenants, such as a leverage ratio and an interest coverage ratio. A breach of any of these covenants may also accelerate our debt.

     A SUBSTANTIAL PORTION OF OUR FLAT-ROLLED PRODUCTS ARE SOLD ON THE SPOT MARKET, AND THEREFORE, OUR SALES, MARGINS AND EARNINGS ARE NEGATIVELY IMPACTED BY DECREASES IN DOMESTIC FLAT-ROLLED STEEL PRICES

     Our sales, margins and earnings are negatively impacted by decreases in domestic flat-rolled steel prices since a significant portion of our flat-rolled products are sold on the spot market. As a result, we are vulnerable to downturns in the domestic flat-rolled steel market. For the three year period ended December 31, 2001, approximately 80% of our flat-roll products were sold on the spot market under contracts with terms of twelve months or less.

     WEAKNESS IN THE AUTOMOTIVE INDUSTRY WOULD RESULT IN A SUBSTANTIAL REDUCTION IN DEMAND FOR OUR PRODUCTS

     A prolonged weakness in the automotive industry would reduce the demand for our products and decrease our sales. In addition, if automobile manufacturers choose to incorporate more plastics, aluminum and other steel substitutes in their automobiles, it could reduce demand for our products. Our sales and earnings fluctuate due to the cyclical nature of the automotive industry. The cyclical nature of the automotive industry is affected by such things as the level of consumer spending, the strength or weakness of the U.S. dollar and the impact of international trade and various factors, such as labor unrest and the availability of raw materials, which affect the ability of the automotive industry to actually build cars. While we do not presently sell a material portion of our steel production directly to the automotive market, a substantial portion of our sales to the intermediate steel processor and service center market is resold to various companies in the automotive industry.

     WE MAY BE UNABLE TO PASS ON INCREASES IN THE COST OF SCRAP AND OTHER RAW MATERIALS TO OUR CUSTOMERS WHICH WOULD REDUCE OUR EARNINGS

     If we are unable to pass on higher scrap and other raw material costs to our customers we will be less profitable. We may not be able to adjust our product prices, especially in the short-term, to recover the costs of increases in scrap and other raw material prices. Our principal raw material is scrap metal derived primarily from junked automobiles, industrial scrap, railroad cars, railroad track materials, agricultural machinery and demolition scrap from obsolete structures, containers and machines. The prices for scrap are subject to market forces largely beyond our control, including demand by U.S. and international steel producers, freight costs and speculation. The prices for scrap have varied significantly, may vary significantly in the future and do not necessarily fluctuate in tandem with the price of steel. In addition, our operations require substantial amounts of other raw materials, including various types of pig iron, alloys, refractories, oxygen, natural gas and electricity, the price and availability of which are also subject to market conditions.

     WE HAVE PRIMARILY RELIED UPON ONE SUPPLIER TO MEET OUR STEEL SCRAP REQUIREMENTS

     Since our inception, we have had an exclusive contract with OmniSource, one of the largest scrap processors and brokers in the Midwest, to purchase steel scrap. Our current agreement with OmniSource expires on December 31, 2004. However, OmniSource may terminate the agreement at anytime on or after July 1, 2003. If the contract terminates for any reason, we would have to find another supplier for steel scrap or develop our own scrap purchasing capability. We may be unable to secure substitute arrangements for steel scrap on the same or better terms as those in our contract with OmniSource. In addition, if our contract is adversely changed for any reason, we may experience an increase in our cost of goods sold.

     For 2001 and the six months ended June 30, 2002, we purchased 1.5 million tons and 910,000 tons of steel scrap and scrap substitutes from OmniSource, respectively, which represent approximately 87% and 83% of our total scrap tons purchased during those periods.

     THERE MAY BE POTENTIAL CONFLICTS OF INTEREST WITH REGARD TO OUR RELATIONSHIP WITH OMNISOURCE

     With respect to any dispute between us and OmniSource involving our existing contract, including its remaining term, any future contract, or in connection with the terms of any commercial transaction, OmniSource may be viewed as having a conflict of interest between what it perceives as being best for itself as a seller of scrap and what is best for us as a buyer of scrap. We may not be able to resolve potential conflicts and if we do resolve them, we may receive a less favorable resolution since we are dealing with OmniSource rather than an unaffiliated person. The chairman of the board and chief executive officer of OmniSource is also a member of our board of directors and is a substantial stockholder of Steel Dynamics. This person has obligations to us as well as to OmniSource and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and OmniSource. OmniSource also supplies scrap to many other customers, including other steel mills.

     WE RELY UPON A SMALL NUMBER OF MAJOR CUSTOMERS FOR A SUBSTANTIAL PERCENTAGE OF OUR SALES

     A loss of any large customer or group of customers could materially reduce our sales and earnings. We have substantial business relationships with a few large customers. In 2001 and for the six months ended June 30, 2002, our Butler mini-mill's top ten customers accounted for approximately 48% and 54% of our total net sales, respectively. During those periods, our largest customer, Heidtman, accounted for approximately 18% and 16% of our total net sales. We expect to continue to depend upon a small number of customers for a significant percentage of our total net sales, and cannot assure you that any of them will continue to purchase steel from us.

     THERE MAY BE POTENTIAL CONFLICTS OF INTEREST WITH REGARD TO OUR RELATIONSHIP WITH HEIDTMAN STEEL PRODUCTS, INC.

     If a dispute arises between us and Heidtman, we may be viewed as having a conflict of interest. What is best for Heidtman as a buyer and what is best for us as a product seller may be at odds. We may be unable to resolve potential conflicts. If we do resolve them, we may receive a less favorable resolution since we are dealing with Heidtman rather than an unaffiliated person. Heidtman is an affiliate of one of our large stockholders and its president and chief executive officer serves as one of our directors. This person has obligations to us as well as to Heidtman and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Heidtman.

     START-UP AND OPERATING RISKS ASSOCIATED WITH THE CONSTRUCTION OF OUR COLUMBIA CITY STRUCTURAL STEEL AND RAIL MINI-MILL COULD RESULT IN MATERIALLY GREATER OPERATING COSTS THAN THOSE WE HAVE ANTICIPATED

     Start-up and operating risks associated with the construction of our Columbia City mini-mill may result in materially greater operating costs than we initially expected. At our Columbia City mini-mill, we are subject to all of the general risks associated with the construction and start-up of a new mini-mill. These risks involve construction delays, cost overruns and start-up difficulties. We could also experience operational difficulties after start-up that could result in our inability to operate our Columbia City mini-mill at full or near full capacity or at all.

     UNEXPECTED EQUIPMENT FAILURES MAY LEAD TO PRODUCTION CURTAILMENTS OR SHUTDOWNS

     Interruptions in our production capabilities will inevitably increase our production costs, and reduce our sales and earnings for the affected period. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. Our manufacturing processes are dependent upon critical pieces of steelmaking equipment, such as our furnaces, continuous casters and rolling equipment, as well as electrical equipment, such as transformers, and this equipment may, on occasion, be out of service as a result of unanticipated failures. We have experienced and may in the future experience material plant shutdowns or periods of reduced production as a result of such equipment failures.

     WE DEPEND HEAVILY ON OUR SENIOR MANAGEMENT AND WE MAY BE UNABLE TO REPLACE KEY EXECUTIVES IF THEY LEAVE

     The loss of the services of one or more members of our senior management team or our inability to attract, retain and maintain additional senior management personnel could harm our business, financial condition, results of operations and future prospects. Our senior management founded our company, pioneered the development of thin-slab, flat-rolled technology and directed the construction of our Butler mini-mill and Columbia City structural mini-mill. Our operations and prospects depend in large part on the performance of our senior management team, including Keith E. Busse, president and chief executive officer, Mark D. Millett, vice president and general manager of our flat-roll division, Richard P. Teets, Jr., vice president and general manager of our structural division, Tracy L. Shellabarger, vice president and chief financial officer and John W. Nolan, vice president, sales and marketing. Although these senior managers have each been employees and stockholders of Steel Dynamics for more than seven years, these individuals may not remain with us as employees. In addition, we may not be able to find qualified replacements for any of these individuals if their services are no longer available. We do not have key man insurance on any of these individuals.

     WE MAY FACE RISKS ASSOCIATED WITH THE IMPLEMENTATION OF OUR GROWTH STRATEGY

     Our growth strategy subjects us to various risks. As part of our growth strategy, we may expand our existing facilities, build additional plants, acquire other businesses and steel assets, enter into joint ventures, or form strategic alliances that we believe will complement our existing business. These transactions will likely involve some or all of the following risks:

     - the difficulty of competing for acquisitions and other growth opportunities with companies having materially greater financial resources than ours;

     - the difficulty of integrating the acquired operations and personnel into our existing business;

     - the potential disruption of our ongoing business;

     - the diversion of resources;

     - the inability of management to maintain uniform standards, controls, procedures and polices;

     - the difficulty of managing the growth of a larger company;

     - the risk of entering markets in which we have little experience;

     - the risk of becoming involved in labor, commercial, or regulatory disputes or litigation related to the new enterprise;

     - the risk of contractual or operational liability to our venture participants or to third parties as a result of our participation;

     - the inability to work efficiently with joint venture or strategic alliance partners; and

     - the difficulties of terminating joint ventures or strategic alliances.

     These transactions might be required for us to remain competitive, but we may not be able to complete any such transactions on favorable terms or obtain financing, if necessary, for such transactions on favorable terms. Future transactions may not improve our competitive position and business prospects as anticipated, and if they do not, our sales and earnings may be significantly reduced.

     WE MAY BE UNABLE TO MAINTAIN OUR OWNERSHIP OF THE QUALITECH ASSETS, OR WE MAY BE DELAYED IN THE CONSTRUCTION AND START-UP OF THIS MINI-MILL

     We may not be able to maintain our ownership of the assets of Qualitech Steel SBQ LLC, which we purchased on September 6, 2002, as a result of litigation initiated on August 2, 2002 by Nucor Corporation in Hendricks County, Indiana Superior Court, challenging Qualitech's right to sell the assets to us, or we may be delayed in the construction and start-up of this mini-mill as a result of the litigation or other events outside our control. Nucor originally sought to preliminarily and permanently enjoin Qualitech from selling its assets to us pursuant to a July 26, 2002 asset purchase agreement, claiming a right to those assets by reason of a prior purchase agreement. On August 6, 2002, the court entered a temporary restraining order prohibiting Qualitech from closing under our purchase agreement and scheduled a preliminary injunction hearing on August 19, 2002. On August 7, 2002, we intervened as a party in that litigation to assert our rights under the Qualitech Agreement. At the conclusion of the evidence on August 19, 2002, the Hendricks County Superior Court denied Nucor's motion for an injunction, but on August 20, 2002, Nucor appealed that decision to the Indiana Court of Appeals. Notwithstanding the continued pendency of this litigation, we closed on and consummated the purchase of the Qualitech assets on September 6, 2002. If Nucor prevails in its claim of priority purchase rights to the Qualitech assets, we could be precluded from maintaining ownership of those assets, might be required to convey the Qualitech assets back to Qualitech or to Nucor, and might be liable to Nucor for damages. On the other hand, having now purchased the Qualitech assets, even if Qualitech's right to sell us the Qualitech assets is upheld on appeal, we may exceed our current estimates of investing between $60 and $70 million of additional capital to convert the Qualitech mini-mill into a mini-mill for the production of merchant and reinforcing bar. We are also subject to regulatory approval and to construction and start-up delays and operational risks associated with the conversion of the Qualitech mini-mill. We may also be delayed either as a result of the litigation or as a result of other unforeseen circumstances or events beyond our control.

     ENVIRONMENTAL REGULATION IMPOSES SUBSTANTIAL COSTS AND LIMITATIONS ON OUR OPERATIONS

     We are subject to the risk of substantial environmental liability and limitations on our operations brought about by the requirements of environmental laws and regulations. We are subject to various federal, state and local environmental, health and safety laws and regulations concerning such issues as air emissions, wastewater discharges, solid and hazardous waste handling and disposal, and the investigation and remediation of contamination. These laws and regulations are increasingly stringent. While we believe that our facilities are and will continue to be in material compliance with all applicable environmental laws and regulations, the risks of substantial costs and liabilities related to compliance with such laws and regulations are an inherent part of our business. Although we are not currently involved in any compliance or remediation activities, it is possible that future conditions may develop, arise or be discovered that create substantial environmental compliance or remediation liabilities and costs. For example, our steelmaking operations produce certain waste products, such as electric arc furnace dust, which are classified as hazardous waste and must be properly disposed of under applicable environmental laws. These laws can impose clean up liability on generators of hazardous waste and other substances that are shipped off-site for disposal, regardless of fault or the legality of the disposal activities. Other laws may require us to investigate and remediate contamination at our properties, including contamination that was caused in whole or in part by third parties. While we believe that we can comply with environmental legislation and regulatory requirements and that the costs of doing so have been included within our budgeted cost estimates, it is possible that such compliance will prove to be more limiting and costly than anticipated.

     In addition to potential clean up liability, in the past we have been, and in the future we may become, subject to substantial monetary fines and penalties for violation of applicable laws, regulations or administra-tive conditions. We may also be subject from time to time to legal proceedings brought by private parties or governmental agencies with respect to environmental matters, including matters involving alleged property damage or personal injury.

RISKS RELATED TO THE NOTES

     WE HAVE SUBSTANTIAL INDEBTEDNESS AND DEBT SERVICE REQUIREMENTS WHICH LIMITS OUR FINANCIAL AND OPERATING FLEXIBILITY

     Our substantial indebtedness limits our financial and operating flexibility. For example, it could:

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, reducing our ability to use these funds for other purposes;

     - limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

     - limit our ability to adjust rapidly to changing market conditions; and

     - increase our vulnerability to downturns in general economic conditions or in our business.

     Our ability to satisfy our debt obligations will depend upon our future operating performance, which in turn will depend upon the successful implementation of our strategy and upon financial, competitive, regulatory, technical and other factors, many of which are beyond our control. If we are not able to generate sufficient cash from operations to make payments under our credit agreements or to meet our other debt service obligations, we will need to refinance our indebtedness. Our ability to obtain such financing will depend upon our financial condition at the time, the restrictions in the agreements governing our indebtedness and other factors, including general market and economic conditions. If such refinancing were not possible, we could be forced to dispose of assets at unfavorable prices. Even if we could obtain such financing, we cannot be sure that it would be on terms that are favorable to us. In addition, we could default on our debt obligations.

     As of June 30, 2002, we had $552 million of indebtedness. This indebtedness represented approximately 53% of our total consolidated capitalization, including current maturities of long-term debt.

     DESPITE OUR SUBSTANTIAL INDEBTEDNESS, WE MAY STILL INCUR SIGNIFICANTLY MORE DEBT, WHICH COULD FURTHER INCREASE THE RISK DESCRIBED ABOVE

     Any additional debt could be more senior to the notes and could increase the risk described above. The terms of the new senior secured credit agreement and the indenture related to the notes do not prohibit us from incurring significant additional indebtedness in the future.

     WE MAY NOT HAVE SUFFICIENT CASH FLOW TO MAKE PAYMENTS ON YOUR NOTES AND OUR OTHER DEBT

     If our cash flow and capital resources are insufficient to allow us to make scheduled payments on your notes or our other debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

     If we cannot make scheduled payments on our debt:

     - our debtholders could declare all outstanding principal and interest to be due and payable;

     - the lenders under our new senior secured credit agreement could terminate their commitments and commence foreclosure proceedings against our assets;

     - we could be forced into bankruptcy or liquidation; and

     - you could lose all or part of your investment in the notes.

     Our ability to pay principal and interest on your notes and our other debt and to fund our planned capital expenditures depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, regulatory and environmental factors. For a discussion of some of these risks and uncertainties, please see "Risk
Factors -- Risks Related to Our Business" and "-- Risks Related to Our Industry." Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on our indebtedness.

     BECAUSE THE NOTES ARE EFFECTIVELY SUBORDINATED TO OUR SECURED DEBT, IF WE ARE IN DEFAULT ON OUR SECURED DEBT YOU MAY NOT RECEIVE FULL PAYMENT ON YOUR NOTES

     If we are in default on our secured obligations, you may not receive principal and interest payment on your notes. Our obligations under the new senior secured credit agreement will be secured by a significant portion of our assets. In contrast, our obligations under the notes are unsecured. As a result, the notes are subordinated to our obligations under the new senior secured credit agreement as well as any other secured debt. As of December 31, 2001, after giving effect to the Iron Dynamics credit agreement settlement transaction and the refinancing, including this offering, we would have had $275.0 million of secured indebtedness outstanding (excluding indebtedness of our subsidiaries), and the ability to borrow $75.0 million more under our credit facility.

     THE NOTES ARE EFFECTIVELY SUBORDINATED TO ALL OF THE LIABILITIES OF OUR NON-GUARANTOR SUBSIDIARIES

     Upon consummation of this offering, SDI Investment Company was the only subsidiary that guaranteed the notes. Thus far during 2002, Ferrous Resources, LLC, STLD Holdings, Inc. and Dynamic Bar Products, LLC also became guarantors. All of our other subsidiaries, including Iron Dynamics and New Millennium, are not guarantors of the notes. As a result, the notes are effectively subordinated to all of the liabilities of our subsidiaries that are not guarantors. As of June 30, 2002, the non-guarantor subsidiaries had $28.1 million of liabilities outstanding, including $23.3 million of indebtedness, but excluding intercompany liabilities and guarantees of our new senior secured credit agreement.

     OUR SENIOR SECURED CREDIT AGREEMENT AND THE INDENTURE RELATING TO THE NOTES CONTAIN RESTRICTIVE COVENANTS THAT MAY LIMIT OUR FLEXIBILITY

     Restrictions and covenants in our senior secured credit agreement and the indenture relating to the notes, and any future financing agreements, may substantially limit our ability to finance future operations or capital needs or to engage in other business activities. Specifically, these agreements restrict our ability to:

     - incur additional indebtedness;

     - pay dividends or make distributions with respect to our capital stock;

     - repurchase or redeem capital stock;

     - make investments;

     - create liens and enter into sale and leaseback transactions;

     - make capital expenditures;

     - enter into transactions with affiliates or related persons;

     - issue or sell stock of certain subsidiaries;

     - sell or transfer assets; and

     - participate in certain joint ventures, acquisitions or mergers.

     A breach of any of the restrictions or covenants in our debt agreements could cause a default under our new senior secured credit agreement, other debt or the notes. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the notes. If any senior debt is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness, including the notes, in which event the interests of the senior debt lenders may conflict with the interests of the holders of the notes.

     All of our subsidiaries, other than SDI Investment Company, Ferrous Resources, LLC and STLD Holdings, Inc., are unrestricted subsidiaries. The unrestricted subsidiaries accounted for 14.7% of total assets as of June 30, 2002 and for 11.4% of total net sales for the six months ended June 30, 2002 and had a net loss of $3.1 million for the six months ended June 30, 2002.

     FEDERAL AND STATE LAWS PERMIT A COURT TO VOID THE SUBSIDIARY GUARANTEES UNDER CERTAIN CIRCUMSTANCES

     We cannot be sure as to whether a court would determine that immediately after the issuance of the notes and the subsidiary guarantees, each of the subsidiary guarantors would be solvent, would have sufficient capital to carry on its business and would be able to pay its debts as they mature or what standard a court would apply in making these determinations.

     The guarantee of the notes by SDI Investment may be subject to review under federal or state fraudulent transfer laws. As of June 30, 2002, SDI Investment had total assets of $29.9 million. While the relevant laws may vary from state to state, under such laws, a subsidiary guarantee will be a fraudulent conveyance if (1) any of our subsidiaries made guarantees with the intent of hindering, delaying or defrauding creditors, or (2) any of the subsidiary guarantors received less than reasonably equivalent value or fair consideration in return for its guarantee, and in the case of (2) only, one of the following is also true:

     - any of the subsidiary guarantors was insolvent, or became insolvent, at the time of the guarantee;

     - the guarantee left the applicable subsidiary guarantor with an unreasonably small amount of capital; or

     - the applicable subsidiary guarantor intended to, or believed that it would, be unable to pay its debts as they matured.

     If any guarantee were to be deemed a fraudulent conveyance, a court could, among other things, void any of the subsidiary guarantors' obligations under its guarantee and require the repayment of any amounts paid thereunder. Generally, an entity will be considered insolvent if:

     - the sum of its debts is greater than the value of its property;

     - the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

     - it cannot pay its debts as they become due.

     WE ARE PROHIBITED FROM, AND MAY BE UNABLE TO, REPURCHASE THE NOTES UPON A CHANGE OF CONTROL, WHICH WOULD CAUSE DEFAULTS UNDER THE INDENTURE FOR THE NOTES AND OUR NEW SENIOR SECURED CREDIT AGREEMENT AND POSSIBLY OTHER INDEBTEDNESS WE MAY INCUR IN THE FUTURE

     Upon the occurrence of a change of control as defined in the indenture for the notes, we will be required to offer to purchase the notes at 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of purchase. We are prohibited under the new senior secured credit facility, and may be prohibited under indebtedness we may incur in the future, from purchasing any notes prior to their stated maturity. In such circumstances, we will be required to repay all or a portion of the outstanding principal of, and pay any accrued and unpaid interest on, indebtedness under the new senior secured credit agreement and any such other future indebtedness or obtain the requisite consent from the lenders under the new senior secured credit agreement and the holders of any such other future indebtedness to permit the repurchase of the notes. If we are unable to repay all of such indebtedness or are unable to obtain the necessary consents, we will be unable to offer to repurchase the notes, which would constitute an event of default under the indenture for the notes, which itself would also constitute a default under our new senior secured credit agreement and could constitute a default under the terms of any future indebtedness we may incur.

     In addition, the events that constitute a change of control under the indenture for the notes may also be events of default under the new senior secured credit agreement or other indebtedness we may incur in the future.

     IF YOU FAIL TO EXCHANGE YOUR OLD NOTES, YOU MAY BE UNABLE TO SELL THEM

     If you are a holder of old notes after the exchange offer, you may be unable to sell your old notes. Because we did not register the old notes under the Securities Act or any state securities laws and we do not intend to do so after the exchange offer, the old notes may only be transferred in limited circumstances under applicable securities laws. If you do not exchange your old notes in the exchange offer, you will lose your right to have your old notes registered under the Securities Act.

     AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE EXCHANGE NOTES

     An active trading market may not develop for your notes, you may not be able to sell your Exchange Notes, or, even if you can sell your Exchange Notes, you may not be able to sell them at a price equal to or above the price you paid. There is no active public trading market for the old notes. We do not intend to apply for listing of the Exchange Notes on any domestic securities exchange or Nasdaq. The liquidity of the trading market in the Exchange Notes, and the market prices quoted for the Exchange Notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The following brief summary contains the material terms of this exchange offer. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the Exchange Notes, see "Description of the Exchange Notes."

Exchange......................   Up to $200 million aggregate principal amount
                                 of our 9 1/2% senior notes due March 15, 2009 that have been registered under the Securities
                                 Act of 1933, as amended, in exchange for an equal face amount of our outstanding unregistered 9 1/2% senior notes due March 15, 2009.

                                 We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to register this exchange offer, to deliver this prospectus and to complete the exchange offer. You are entitled to exchange in this exchange offer your old notes for Exchange Notes that have terms identical in all material respects to the old notes, except that:

                                      - the Exchange Notes have been registered
                                        under the Securities Act;

                                      - the Exchange Notes are not entitled to
                                        the registration rights that are
                                        applicable to the old notes; and

                                      - the additional cash interest provisions
                                        that apply to the old notes in the event of a failure to timely register and consummate the exchange offer will no longer apply. See "Description of the Notes -- Registration Rights."

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on October [--], 2002, unless extended. We do not currently plan to extend the expiration date. Any outstanding old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Withdrawal Rights.............   A tender of outstanding old notes may be
                                 withdrawn at any time prior to the expiration date.

Resales of the Exchange
Notes.........................   We believe that Exchange Notes to be issued in
                                 the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

                                      (1) the Exchange Notes are acquired by you
                                          in the ordinary course of your
                                          business;

                                      (2) you are not participating, do not
                                          intend to participate and have no
                                          arrangement or understanding with any
                                          person to participate in a
                                          distribution of the Exchange Notes;
                                          and

                                      (3) you are not our affiliate, as that
                                          term is defined in Rule 405 under the
                                          Securities Act.

                                 Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us.

                                 Each broker-dealer that receives Exchange Notes in the exchange offer for its own account in exchange for old notes pursuant to the exchange offer, that were acquired by that broker-dealer as a result of market-making activities or other trading activities must agree to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes. See "Plan of Distribution."

                                 If you are a holder of old notes and you are an affiliate of Steel Dynamics, did not acquire the Exchange Notes in the ordinary course of your business, or you wish to tender your old notes in the exchange offer with the intention of participating, or for the purpose of participating in a distribution of the Exchange Notes, you cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, absent an available exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes.

Certain Conditions to the
Exchange Offer................   The exchange offer is subject to customary
                                 conditions, which we may waive. Please read the section captioned "Terms of the
                                 Exchange -- Certain Conditions to the Exchange
                                 Offer" for more information regarding the conditions to the exchange offer.

Effects on Holders of
Outstanding Old Notes.........   As a result of the making of, and upon
                                 acceptance for exchange of all validly tendered outstanding old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant in the registration rights agreement at the time of the issuance of the old notes and, accordingly, there will thereafter be no increase in the interest rate on the old notes as described in the registration rights agreement. If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes in the indenture relating to the notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

                                 To the extent that old notes are tendered and accepted in this exchange offer, the trading market for the old notes could be adversely affected.

Consequences of Failure to
Exchange......................   If you do not exchange your old notes for
                                 Exchange Notes, you will continue to hold your outstanding old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes in the Indenture relating to the old notes, except that you will no longer be able to obligate us to register your old notes under the Securities
                                 Act. In that event, you will not be able to resell, offer to resell or otherwise transfer your old notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities

                                 Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain Tax Considerations....   The exchange of old notes for Exchange Notes in
                                 the exchange offer will not be a taxable event for U.S. federal income tax purposes. See
                                 "Certain Tax Considerations."

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of Exchange Notes pursuant to the exchange offer.

Exchange Agent................   Fifth Third Bank, Indiana is the exchange agent
                                 for the exchange offer. The address and
                                 telephone number of the exchange agent are:

                                      Fifth Third Bank, Indiana
                                      Attn: George L. Bawcum, Corporate Trust
                                      Services
                                      251 North Illinois Street, Suite 310
                                      Indianapolis, Indiana 46204
                                      (317) 383-2710 (phone)
                                      (317) 383-2992 (fax)
                                      e-mail: george.bawcum@53.com

                                 or, in The Borough of Manhattan, The City of
                                 New York, New York:

                                      Fifth Third Bank, Indiana
                                      Corporate Trust Services
                                      Attn: Computershare Trust Company of New
                                      York
                                      Wall Street Plaza
                                      88 Pine Street
                                      New York, New York 10005

Procedure for Exchange........   If you would like to receive Exchange Notes for
                                 your old notes, complete the letter of
                                 transmittal accompanying this prospectus and deliver the completed letter to the Exchange
                                 Agent.

Delivery......................   You must also deliver the old notes and any
                                 other required documents to the Exchange Agent at the address set forth above. If you hold old notes through The Depository Trust Company
                                 ("DTC") and wish to participate in the exchange offer, you must comply with the Automated
                                 Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                      - any Exchange Notes you receive will be
                                        acquired in the ordinary course of your
                                        business;

                                      - you have no arrangement or understanding
                                        with any person or entity to participate in a distribution of the Exchange Notes;

                                      - if you are a broker-dealer that will
                                        receive Exchange Notes for your own
                                        account in exchange for old notes that
                                        were acquired as a result of
                                        market-making activities or other
                                        trading activities, that you will
                                        deliver a prospectus, as
                                       required by law, in connection with any
                                       resale of those Exchange Notes; and

                                      - you are not our "affiliate," as defined
                                        in Rule 405 of the Securities Act.

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of old notes
                                 and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered.
                                 The transfer of registered ownership may take considerable time. See "The Exchange
                                 Offer -- Procedures for Tendering -- Procedures
                                 Applicable to All Holders."

Guaranteed Delivery
Procedures....................   If you wish to tender your old notes and your
                                 old notes are not immediately available or you cannot deliver your old notes, the accompanying letter of transmittal or any other documents required by the accompanying letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer
                                 Program before the Expiration Date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under "Terms of the Exchange -- Guaranteed Delivery Procedures."

     Please see "Terms of the Exchange" for detailed instructions on how to obtain Exchange Notes for your old Notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Issuer........................   Steel Dynamics, Inc.

Notes Offered.................   $200,000,000 aggregate principal amount of
                                 9 1/2% Senior Notes Due 2009.

Maturity......................   March 15, 2009.

Interest......................   9 1/2% per annum, payable in cash on March 15
                                 and September 15 of each year, beginning on September 15, 2002 with interest payable from March 15, 2002.

Guarantees....................   The Exchange Notes are guaranteed on a senior
                                 unsecured and subordinated basis by SDI
                                 Investment Company, our direct 100% owned subsidiary.

Optional Redemption...........   We may redeem any of the notes beginning on
                                 March 15, 2006. The initial redemption price is 104.750% of their principal amount, plus accrued interest. The redemption price will decline to 102.375% after March 15, 2007 and will be 100% of their principal amount, plus accrued interest, beginning on March 15, 2008.

                                 In addition, before March 15, 2005, we may redeem up to 35% of the aggregate principal amount of outstanding notes with the net proceeds from sales of certain kinds of one or more sales of our capital stock at a redemption price equal to 109.500% of their principal amount, plus accrued interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding.

Change of Control.............   Upon a change of control (as defined under
                                 "Description of the Notes") we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase, plus accrued interest. We may not have sufficient funds available at the time of a change of control to make any required debt payment (including repurchases of the notes).

Ranking.......................   The notes will be senior unsecured obligations.
                                 The notes will be equal in right of payment with all existing and future senior unsecured indebtedness of our company and will rank senior to any subordinated indebtedness created in the future. The notes will be effectively subordinated to our secured indebtedness, to the extent of the assets securing that indebtedness, including indebtedness under our new senior secured credit agreement.

                                 As of June 30, 2002, we had $573.7 million of indebtedness and long-term contingent obligations outstanding, $275 million of which was secured indebtedness under our new senior secured credit agreement. The notes will also be effectively subordinated to all of the liabilities of our subsidiaries. As of June 30, 2002, our subsidiaries had approximately $28.1 million of liabilities outstanding, including $23.3 million of indebtedness, but excluding intercompany liabilities.

Certain Covenants.............   The indenture governing the notes contains
                                 covenants limiting our ability and the ability of our restricted subsidiaries to:

                                      - incur additional debt;

                                      - pay dividends;

                                      - make investments or certain other
                                        restricted payments;

                                      - engage in sale-leaseback transactions;

                                      - enter into transactions with
                                        stockholders or affiliates;

                                      - guarantee debts;

                                      - sell assets;

                                      - create liens;

                                      - issue or sell stock of subsidiaries; and

                                      - engage in a merger, sale or
                                        consolidation.

                                 These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes -- Certain Covenants" in this prospectus.

                                 All of our subsidiaries, other than SDI
                                 Investment Company, Ferrous Resources, LLC,
                                 STLD Holdings, Inc. and Dynamic Bar Products, LLC, will be unrestricted subsidiaries. The unrestricted subsidiaries accounted for 15% of total assets as of June 30, 2002 and for 11% of total net sales for the six months ended June 30, 2002 and had a net loss of $3.1 million for the six months ended June 30, 2002.

Use of Proceeds...............   We will not receive any cash proceeds upon the
                                 completion of the exchange offer.

Further Issuances.............   We may from time to time, without notice to or
                                 the consent of the holders of Exchange Notes, create and issue additional notes ranking equally and ratably with the Exchange Notes.
                                 Such further notes may be issued under the indenture relating to the notes offered hereby, and may vote with the notes offered hereby on matters affecting all noteholders.

Form of Exchange Notes........   The Exchange Notes to be issued in the exchange
                                 offer will be represented by one or more global securities deposited with the Trustee for the benefit of DTC. You will not receive Exchange
                                 Notes in certificated form unless one of the events sets forth under the heading
                                 "Description of the Exchange Notes -- Form of
                                 Exchange Notes' occurs. Instead, beneficial interests in the Exchange Notes to be issued in the exchange offer will be shown on, and a transfer of these interests will be effected only through, records maintained in book entry form by DTC with respect to its participants.

Amendments and Waivers........   Except for specified amendments, the indenture
                                 may be amended with the consent of the holders of a majority of the principal amount of the notes then outstanding.

Absence of a Public Market for
the Exchange Notes............   The Exchange Notes generally will be freely
                                 transferable but will also be new securities for which there will not initially be a market.
                                 It is not certain whether a market for the Exchange Notes will develop or whether any such market would provide a significant degree of liquidity. We do not intend to apply for a listing of the Exchange Notes on any domestic securities exchange or seek approval for quotation through any automated quotation system.

                                USE OF PROCEEDS

     We will receive no proceeds from the exchange of the old notes in this exchange offer. In consideration for issuing the Exchange Notes as contemplated by this prospectus, we will receive in exchange a like principal amount of old notes, the terms of which are identical in all material respects to the Exchange Notes. The old notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

     The net proceeds from the issuance and sale of the old notes were approximately $195 million after deduction of the expenses related to the offerings.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

            YEARS ENDED DECEMBER 31
------------------------------------------------
1997   1998    1999    2000    2001    6/30/2002
-----  -----   -----   -----   -----   ---------
4.01x  3.10x   2.48x   2.78x   0.79x*    2.24x

---------------

* Note: In 2001, our earnings were insufficient to cover our fixed charges by $7.3 million.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected consolidated financial and operating data of Steel Dynamics. The selected consolidated financial and operating data as of and for each of the years in the five-year period ended December 31, 2001 were derived from our audited consolidated financial statements. The selected consolidated financial and operating data as of and for the six months ended June 30, 2001 and 2002 were derived from our unaudited consolidated financial statements. These unaudited consolidated financial statements include, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. Operating results for interim periods are not necessarily indicative of a full year's operations. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes incorporated by reference in this prospectus.

     You should also read the following information in conjunction with the data in the table on the following page:

     - Commercial grade production began January 2, 1996.

     - Our 1997 extraordinary loss of $7.6 million (net of tax benefit of $5.1 million) consisted of prepayment penalties and the write-off of capitalized financing costs associated with the amendment of our credit facility, effective June 30, 1997.

     - Our first quarter 2002 extraordinary loss of $2.0 million (net of tax benefit of $1.2 million) consisted of prepayment penalties and the write-off of capitalized financing costs associated with the refinancing of our credit facilities, effective March 26, 2002.

     - "Operating profit per net ton shipped" represents operating income before start-up costs divided by net ton shipments. Beginning July 1, 2000, net shipments included shipments from our steel fabrication subsidiary, New Millennium. Beginning March 1, 2001, net shipments also included shipments from our secondary-steel brokering subsidiary, Paragon Steel.

     - "Hot band production" refers to our flat-roll mini-mill's total production of finished coiled product. "Prime tons" refer to hot bands produced, which meet or exceed quality standards for surface, shape and metallurgical properties.

     - "Yield percentage" refers to our flat-roll mini-mill's tons of finished product divided by tons of raw materials.

     - "Effective capacity utilization" is the flat-roll mini-mill's ratio of tons produced for the operational month to the operational month's capacity. For the data disclosed in the periods ended December 31, 1996 and 1997, we used an annual capacity of 1.4 million tons for this calculation. For the data disclosed in the periods ended December 31, 1999 and 2000, and September 30, 2000 and 2001, we used an annual capacity of 2.2 million tons. For the data disclosed in the period ended December 31, 1998, we used an annual capacity of 1.8 million tons.

                                                                                                      SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                             JUNE 30,
                                  --------------------------------------------------------------   -----------------------
                                     1997         1998         1999         2000         2001         2001         2002
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                                                         (UNAUDITED)
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER TON DATA)
OPERATING DATA:
Net sales.......................  $  420,132   $  514,786   $  618,821   $  692,623   $  606,984   $  311,725   $  380,642
Cost of goods sold..............     330,529      428,978      487,629      533,914      522,927      260,663      300,225
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Gross profit..................      89,603       85,808      131,192      158,709       84,057       51,062       80,417
Selling, general and
  administrative expenses.......      24,449       20,637       42,441       53,306       58,132       31,978       32,867
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income from operations........      65,154       65,171       88,751      105,403       25,925       19,084       47,550
Interest expense................       7,697       17,538       22,178       20,199       18,480        9,008        9,295
Other (income) expense..........      (1,914)      (4,993)       1,294          719        2,333         (226)       4,022
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes and
    extraordinary loss..........      59,371       52,626       65,279       84,485        5,112       10,302       34,233
Income tax expense..............       7,813       20,942       25,849       30,690        1,968        3,966       12,837
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before extraordinary
    loss........................      51,558       31,684       39,430       53,795        3,144        6,336       21,396
Extraordinary loss, net of
  tax...........................       7,624           --           --           --           --           --        2,028
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income....................  $   43,934   $   31,684   $   39,430   $   53,795   $    3,144   $    6,336   $   19,368
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
Basic earnings per share........  $      .91   $      .65   $      .82   $     1.15   $      .07   $      .14   $      .41
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
Weighted average common shares
  outstanding...................      48,343       48,462       47,914       46,822       45,655       45,578       46,734
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
Diluted earnings per share......  $      .90   $      .65   $      .82   $     1.15   $      .07   $      .14   $      .41
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
Weighted average common shares
  and share equivalents
  outstanding...................      48,843       48,868       48,153       46,974       45,853       45,799       47,103
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
OTHER FINANCIAL DATA:
EBITDA(1).......................  $   89,465   $  100,544   $  125,804   $  149,348   $   71,269   $   44,289   $   71,208
EBITDA to interest(2)...........        5.67x        4.29x        3.55x        3.95x        2.09x        2.42x        3.66x
Ratio of earnings to fixed
  charges(3)....................        4.01         3.10         2.48         2.78         0.79         1.18         2.24
Operating profit per net ton
  shipped.......................  $       61   $       50   $       58   $       65   $       23   $       33   $       51
Capital expenditures............     175,193      194,131      126,673      110,379       90,714       24,810       59,197
Cash provided (used) by:
  Operating activities..........      85,654      (51,060)     114,779      102,792       67,373       23,471       65,629
  Investing activities..........    (175,157)    (196,967)    (126,299)    (109,399)     (90,710)     (24,810)     (59,197)
  Financing activities..........      40,661      244,652       22,892          176       91,394        9,325      (35,926)

OTHER DATA:
Shipments (net tons)............   1,205,247    1,416,950    1,869,714    1,919,368    1,963,602      998,089    1,189,850
Hot band production (net
  tons).........................   1,181,983    1,425,699    1,938,234    2,031,025    2,015,991    1,027,007    1,179,601
Prime ton percentage -- hot
  band..........................        95.3%        95.3%        94.2%        93.9%        95.9%        96.3%        94.4%
Yield percentage -- hot band....        89.0         87.7         87.8         87.7         87.5         87.7         89.1
Effective capacity
  utilization -- hot band.......        84.4         79.2         88.1         92.3         91.6         93.4        107.2
Man-hours per hot band net ton
  produced......................         .56          .55          .41          .37          .37          .37          .31
Number of employees.............         425          591          650          651          676          676          784

BALANCE SHEET DATA (END OF
  PERIOD):
Cash and cash equivalents.......  $    8,618   $    5,243   $   16,615   $   10,184   $   78,241   $   18,170   $   48,747
Working capital.................      58,774      162,117      155,226      165,915      194,093      177,970      182,064
Total assets....................     640,882      907,470      991,556    1,067,074    1,180,098    1,092,807    1,199,908
Long-term debt (including
  current maturities)...........     219,541      483,946      505,963      532,520      599,924      540,402      551,675
Stockholders' equity............     337,595      351,065      391,370      418,784      418,575      423,121      463,569

---------------

(1) EBITDA represents income before extraordinary items, income taxes, interest expense (net of interest income), depreciation and amortization. EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles, or GAAP. We have presented EBITDA because certain investors may find it to be a useful tool for analyzing and comparing operating performance and for determining a company's ability to service and/or incur debt. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of a number of non-cash charges. We use targets and positive trends in EBITDA to measure performance, and some of our creditors use EBITDA to assess our debt covenant compliance. Nevertheless, EBITDA should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or cash flow from operating activities (as determined in accordance with GAAP) as a measure of our liquidity. In addition, companies calculate EBITDA differently and therefore, EBITDA, as presented for us may not be comparable to EBITDA reported by other companies.

(2) Interest includes capitalized interest.

(3) For purposes of calculating our ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for the portion of fixed charges deducted from these earnings, plus amortization of capitalized interest. Fixed charges consist of interest on all indebtedness, including capitalized interest, and amortization of debt issuance costs. In 2001, our earnings were insufficient to cover our fixed charges by $7.3 million.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of June 30, 2002:

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes included in this memorandum.

                                                              AS OF JUNE 30, 2002
                                                                    ACTUAL
                                                              -------------------
Cash and cash equivalents...................................      $   48,747
                                                                  ==========
Current portion of long-term debt...........................      $    5,888
                                                                  ==========
Long-term debt, excluding current maturities:
  Steel Dynamics senior secured credit facilities
     Revolving credit facility..............................      $       --
     Term loan A............................................          70,000
     Term loan B............................................         205,000
Other long-term debt, excluding current maturities..........          70,787
9 1/2% senior notes due 2009................................         200,000
                                                                  ----------
     Total long-term debt, excluding current maturities.....         545,787
                                                                  ----------
Other long-term contingent obligation.......................          21,987

Stockholders' equity:
  Common stock, $.01 par value per share; 100,000,000 shares authorized; 49,901,810 shares issued and shares
     outstanding............................................             499
Treasury stock, at cost; 2,385,914 shares...................         (28,889)
Additional paid-in capital..................................         346,300
Retained earnings...........................................         151,597
Other accumulated comprehensive loss........................          (5,938)
                                                                  ----------
     Total stockholders' equity.............................         463,569
                                                                  ----------
     Total capitalization...................................      $1,031,343
                                                                  ==========

                          TERMS OF THE EXCHANGE OFFER

     We are offering to exchange our 9 1/2% Senior Notes Due March 15, 2009 that have been registered under the Securities Act of 1933, as amended, in exchange for an equal face amount of our outstanding unregistered 9 1/2% Senior Notes Due March 15, 2008 that were issued on March 26, 2002.

     We will accept up to a maximum face amount of $200 million of validly unregistered old notes.

     Except for the requirements of applicable U.S. federal and state securities laws, there are no federal or state regulatory requirements to be complied with or approvals to be obtained by Steel Dynamics in connection with the exchange offers which, if not complied with or obtained, would have a material adverse effect on Steel Dynamics.

     We issued the old notes on March 26, 2002 in a private placement to certain initial purchasers pursuant to a Purchase Agreement, and the initial purchasers resold the old notes to a limited number of qualified institutional buyers as defined in Rule 144A under the Securities Act in reliance on that rule, and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. In connection with this issuance, we also entered into the indenture and the registration rights agreement. These agreements require that we file a registration statement under the Securities Act with respect to the Exchange Notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of Exchange Notes. These Exchange Notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that Exchange Notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

     - the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

     - you are not engaging in and do not intend to engage in a distribution of the Exchange Notes to be issued to you in the exchange offer; and

     - you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be issued to you in the exchange offer.

     If you tender your old notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Exchange Notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those Exchange Notes. See "Plan of Distribution."

     In the event that applicable interpretations of the staff of the Securities and Exchange Commission do not permit Steel Dynamics to effect the Exchange Offer, or under other specified circumstances, we will use our best efforts, at our cost, to cause to become effective a shelf registration statement with respect to resale of the notes. We will use our best efforts to keep such shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all notes covered by a shelf registration statement have been sold pursuant to a shelf registration statement. In the event of such a shelf registration, we will provide to each holder copies of the prospectus, notify each holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit resale of the notes. A holder that sells its notes pursuant to the shelf registration statement (1) generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (3) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

     In the event that the exchange offer is not consummated on or prior to the date that is six months after the Closing Date, the annual interest rate borne by the notes will be increased by .5% over the rate shown on the cover page of this prospectus. Once the exchange offer is consummated or the shelf registration statement is declared effective, the annual interest rate borne by the notes shall be changed to again be the rate shown on the cover page of this prospectus.

CONSEQUENCES OF FAILURE TO EXCHANGE

     After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

THE EXCHANGE

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

     The form and terms of the Exchange Notes are substantially the same as the form and terms of the old notes, except that the Exchange Notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the old notes. The Exchange Notes and the old notes will be deemed one issue of notes under the indenture.

     As of the date of this prospectus, $200.0 million in aggregate principal amount of 9 1/2% notes due 2009 were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the Business Corporation Law of the State of Indiana or the indenture.

     We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

     You will not be required to pay brokerage commissions or fees or, except as set forth below under "-- Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses" below.

EXPIRATION DATE; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on October [--], 2002, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not currently intend to extend the exchange offer, although we reserve the right to do so. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date. If we amend the exchange offer in a manner which we consider to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that we will distribute to each registered holder of old notes.

     We also reserve the right, in our sole discretion,

     - to delay accepting any old notes or, if any of the conditions set forth below under "-- Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of such delay or termination to the exchange agent, or

     - to amend the terms of the exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

     We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

PROCEDURES FOR TENDERING

     BOOK-ENTRY INTERESTS

     The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

     If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

     - a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

     - a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

     In addition, in order to deliver old notes held in the form of book-entry interests:

     - a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "-- Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

     - you must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

     CERTIFICATED OLD NOTES

     Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "Exchange Agent." In addition, in order to validly tender your certificated old notes:

     - the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or

     - you must comply with the guaranteed delivery procedures described below.

     PROCEDURES APPLICABLE TO ALL HOLDERS

     If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

     - old notes tendered in the exchange offer are tendered either

      - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or

      - for the account of an eligible institution; and

     - the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

     If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

     - you improperly tender your old notes;

     - you have not cured any defects or irregularities in your tender; and

     - we have not waived those defects, irregularities or improper tender.

     In this event, the exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

     In addition, we reserve the right in our sole discretion to:

     - purchase or make offers for, or offer Exchange Notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

     - terminate the exchange offer; and

     - to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will represent to us that, among other things:

     - the Exchange Notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

     - you are not engaging in and do not intend to engage in a distribution of the Exchange Notes to be acquired by you in the exchange offer;

     - you do not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired by you in the exchange offer; and

     - you are not our "affiliate," as defined under Rule 405 of the Securities Act.

In all cases, issuance of Exchange Notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

     The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occur:

     - you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

     - you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

     GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

     - you tender through an eligible financial institution;

     - on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

     - the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

     The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

     - your name and address;

     - the amount of old notes you are tendering; and

     - a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

      - the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

      - a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

      - any other documents required by the letter of transmittal.

     The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occur:

     - you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

     - you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission or a telex or telegram notice of withdrawal at its address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The notice of withdrawal must:

     - state your name;

     - identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

     - be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

     - specify the name in which the old notes are to be registered, if different from yours.

     We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events occur:

     - any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

     - the exchange offer violates any applicable law or any applicable interpretation of the staff of the Commission.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no Exchange Notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

     The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

THE EXCHANGE AGENT

     We have appointed Fifth Third Bank, Indiana as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

     BY REGISTERED OR CERTIFIED MAIL, BY HAND OR BY OVERNIGHT COURIER:

        Fifth Third Bank, Indiana
        Attn: George L. Bawcum, Corporate Trust Services
        251 North Illinois Street, Suite 310
        Indianapolis, Indiana 46204
        (317) 383-2710 (phone)
        (317) 383-2992 (fax)
        e-mail: george.bawcum@53.com

     or, in The Borough of Manhattan, The City of New York, New York:

        Fifth Third Bank, Indiana
        Corporate Trust Services
        Attn: Computershare Trust Company of New York
        Wall Street Plaza
        88 Pine Street
        New York, New York 10005

The exchange agent also acts as trustee under the indenture.

FEES AND EXPENSES

     We will pay all registration expenses, including SEC filing fees and fees and expenses of the Exchange Agent, printing, mailing, legal and accounting in connection with the exchange offer, including any costs of solicitation. However, we will not pay any underwriting discounts and commissions, if any, relating to the sale or disposition of notes pursuant to a shelf registration.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register Exchange Notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the Exchange Notes under generally accepted accounting principles.

                       DESCRIPTION OF THE EXCHANGE NOTES

     We will issue the Exchange Notes (which, together with the old notes not exchanged, are referred to as the Notes) under an Indenture, to be dated as of the Closing Date, among Steel Dynamics, as issuer, SDI Investment Company, as guarantor, and Fifth Third Bank, Indiana, as trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. Any old notes that remain outstanding after the consummation of the exchange offer and the Exchange Notes will be treated as a single class under the Indenture, including for purposes of determining whether the required percentage of noteholders have given their approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all noteholders.

     Certain terms used in this description are defined under the subheading "-- Certain Definitions." For purposes of this "Description of the Notes," term "Steel Dynamics" refers only to Steel Dynamics, Inc., and not to any of its subsidiaries.

     The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, define your rights as holders of the notes. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information."

     The following is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading "Definitions." We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. A copy of the proposed form of Indenture is available upon request from Steel Dynamics. For purposes of this "Description of the Notes," the term "Steel Dynamics" means Steel Dynamics, Inc. and its successors under the Indenture, in each case excluding its subsidiaries.

GENERAL

     The Exchange Notes will be unsecured unsubordinated obligations of Steel Dynamics, limited to $200 million aggregate principal amount, and will mature on March 15, 2009. Subject to the covenants described below under "Covenants" and applicable law, Steel Dynamics may issue additional Notes ("Additional Notes") under the Indenture. The old Notes, and any Exchange Notes issued as described in this prospectus, and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

     Each Note will initially bear interest at the rate per annum shown on the cover page of this prospectus from the Closing Date or from the most recent interest payment date to which interest has been paid. Interest on the Notes will be payable semiannually on March 15 and September 15 of each year, commencing September 15, 2002. Interest will be paid to Holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months on a U.S. corporate bond basis.

     If by the date that is six months after the Closing Date, Steel Dynamics has not consummated a registered exchange offer for the Notes or caused a shelf registration statement with respect to resales of the Notes to be declared effective, the annual interest rate on the Notes will increase by .5% until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See "-- Registration Rights."

     The Notes may be exchanged or transferred at the office or agency of Steel Dynamics in The Borough of Manhattan, The City of New York. Initially, the corporate trust office of the Trustee in New York, New York will serve as such office. If you give Steel Dynamics wire transfer instructions, Steel Dynamics will pay all principal, premium and interest on your Notes in accordance with your instructions. If you do not give Steel Dynamics wire transfer instructions, payments of principal, premium and interest will be made at the office or agency of the paying agent which will initially be the Trustee, unless Steel Dynamics elects to make interest payments by check mailed to the Holders.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and multiples of $1,000. See
"-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but Steel Dynamics may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

     Steel Dynamics may redeem the Notes at any time on or after March 15, 2006. The redemption price for the Notes (expressed as a percentage of principal amount), will be as set forth below, plus accrued interest to the redemption date, if redeemed during the twelve-month period commencing on March 15 of the years indicated below:

YEAR                                                          REDEMPTION PRICE
----                                                          ----------------
2006........................................................      104.750%
2007........................................................      102.375
2008 and thereafter.........................................      100.000

     In addition, at any time prior to March 15, 2005, Steel Dynamics may redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales of its Capital Stock (other than Disqualified Stock) at a redemption price (expressed as a percentage of principal amount) of 109.500%, plus accrued interest to the redemption date; provided that at least 65% of the aggregate principal amount of Notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

     Steel Dynamics will give not less than 30 days' nor more than 60 days' notice of any redemption. If less than all of the Notes are to be redeemed, selection of the Notes for redemption will be made by the Trustee:

     - in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or,

     - if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

However, no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note.

GUARANTEES

     Payment of the principal of, premium, if any, and interest on the Notes will be Guaranteed, jointly and severally, on an unsecured unsubordinated basis by SDI Investment Company, Ferrous Resources, LLC, STLD Holdings, Inc. and Dynamic Bar Products, LLC. In addition, each future Restricted Subsidiary, other than a Foreign Subsidiary, will Guarantee the payment of the principal of premium if any and interest on the Notes. Only SDI Investment Company was a Restricted Subsidiary on the Closing Date. All of Steel Dynamics' other Subsidiaries existing on the Closing Date were not Restricted Subsidiaries nor guarantors of the Notes.

     The obligations of a Subsidiary Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance or fraudulent transfer under applicable Federal or state laws. A Subsidiary Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to contribution from any other Subsidiary Guarantor.

     The Note Guarantee issued by any Subsidiary Guarantor will be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer to any Person (other than an Affiliate of Steel Dynamics) of all of the Capital Stock of such Subsidiary Guarantor or (2) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in each case in compliance with the terms of the Indenture.

RANKING

     The Notes will be equal in right of payment with all existing and future unsubordinated unsecured indebtedness of Steel Dynamics and senior in right of payment to all subordinated indebtedness of Steel Dynamics. The Note Guarantees will be equal in right of payment with all existing and future unsubordinated unsecured indebtedness of the Subsidiary Guarantors and senior in right of payment to all subordinated indebtedness of the Subsidiary Guarantors.

     As of June 30, 2002, Steel Dynamics and the Initial Subsidiary Guarantor had $528.4 million of consolidated indebtedness outstanding, $275.0 million of which was secured indebtedness under the Credit Agreement. The Credit Agreement is secured by substantially all of the assets of Steel Dynamics and its wholly owned subsidiaries, other than Iron Dynamics until such time as the IDI Credit Agreement is terminated in accordance with the Settlement Agreement. The Credit Agreement is secured by the capital stock and other equity interests of Steel Dynamics in its subsidiaries. The Notes are effectively subordinated to such indebtedness to the extent of such security interests.

     The Notes and the Note Guarantees are effectively subordinated to all of the liabilities of the subsidiaries of Steel Dynamics that do not Guarantee the Notes. As of June 30, 2002, these subsidiaries had $28.1 million of liabilities outstanding, including $23.3 million of indebtedness, excluding their guarantee of Steel Dynamics' obligations under the Credit Agreement.

SINKING FUND

     There will be no sinking fund payments for the Notes.

REGISTRATION RIGHTS

     The following is a summary of the material provisions of the Registration Rights Agreement. You should read the proposed form of the Registration Rights Agreement. A copy of the proposed form of Registration Rights Agreement is available from Steel Dynamics upon request.

     Steel Dynamics and the Initial Subsidiary Guarantor have agreed with the Placement Agents, for the benefit of the Holders, that they will use their best efforts, at their cost, to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to exchange the Notes for an issue of unsubordinated notes of Steel Dynamics (the "Exchange Notes"), guaranteed by the Subsidiary Guarantors, with terms identical to the Notes (except that the Exchange Notes will not bear legends restricting transfer).

     The Exchange Offer will remain open for not less than 20 business days after the date Steel Dynamics mails notice of the Exchange Offer to Holders. For each Note surrendered to Steel Dynamics under the Exchange Offer, the Holder will receive an Exchange Note of equal principal amount. Interest on each Exchange Note shall accrue from the last interest payment date on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from the Closing Date.

     If Steel Dynamics effects the Exchange Offer, it will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that it has accepted all Notes validly surrendered in accordance with the terms of the Exchange Offer. Notes not tendered in the Exchange Offer will bear interest at the rate set forth on the cover page of this memorandum and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in "Transfer Restrictions."

     In the event that applicable interpretations of the staff of the Securities and Exchange Commission do not permit Steel Dynamics to effect the Exchange Offer, or under other specified circumstances, Steel Dynamics and the Subsidiary Guarantors will, at their cost, use their best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resale of the Notes. Steel Dynamics and the Subsidiary Guarantors will use their best efforts to keep such Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all Notes covered by a Shelf Registration

Statement have been sold pursuant to a Shelf Registration Statement. Steel Dynamics and the Subsidiary Guarantors will, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit resale of the Notes. A Holder that sells its Notes pursuant to the Shelf Registration Statement (1) generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (3) will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

     In the event that the Exchange Offer is not consummated on or prior to the date that is six months after the Closing Date, the annual interest rate borne by the Notes will be increased by .5% over the rate shown on the cover page of this memorandum. Once the Exchange Offer is consummated or the Shelf Registration Statement is declared effective, the annual interest rate borne by the Notes shall be changed to again be the rate shown on the cover page of this memorandum.

CERTAIN COVENANTS

     OVERVIEW

     In the Indenture, Steel Dynamics will agree to covenants that limit its and its Restricted Subsidiaries' ability, among other things, to:

     - incur additional debt;

     - pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

     - place limitations on distributions from Restricted Subsidiaries;

     - issue or sell capital stock of Restricted Subsidiaries;

     - issue guarantees;

     - sell or exchange assets;

     - enter into transactions with shareholders and affiliates;

     - create liens; and

     - effect mergers.

     In addition, if a Change of Control occurs, each Holder of Notes will have the right to require Steel Dynamics to repurchase all or a part of the Holder's Notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase. Only SDI Investment Company was a Restricted Subsidiary on the Closing Date.

     LIMITATION ON INDEBTEDNESS

     (a) Steel Dynamics will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes, the Note Guarantees and other Indebtedness existing on the Closing Date); provided that Steel Dynamics or any Subsidiary Guarantor may Incur Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.25:1.

     Notwithstanding the foregoing, Steel Dynamics and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

          (1) Indebtedness of Steel Dynamics or any Subsidiary Guarantor outstanding at any time under the Credit Agreement in an aggregate principal amount (together with refinancings thereof) not to exceed the greater of (a) $350 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant or (b) the sum of the amounts equal to (x) 60% of the consolidated book value of the inventory of Steel Dynamics and the Subsidiary Guarantors and (y) 85% of the consolidated book value of the accounts receivable of Steel Dynamics and the Subsidiary Guarantors, in each case as of the most recently ended fiscal quarter of Steel Dynamics for which reports have been filed with the SEC or provided to the Trustee;

          (2) Indebtedness owed (A) to Steel Dynamics or any Subsidiary Guarantor evidenced by an unsubordinated promissory note or (B) to any other Restricted Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Steel Dynamics or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if Steel Dynamics or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the Notes, in the case of Steel Dynamics or the Note Guarantee, in the case of a Subsidiary Guarantor;

          (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clause (2) or (5)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or a Note Guarantee shall only be permitted under this clause (3) if (x) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or the Note Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Note Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and
     (c) such new Indebtedness is Incurred by Steel Dynamics or a Subsidiary Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness to be refinanced or refunded;

          (4) Indebtedness of Steel Dynamics, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control or (B) deposited to defease the Notes as described under "Defeasance";

          (5) Guarantees of the Notes and Guarantees of Indebtedness of Steel Dynamics or any Subsidiary Guarantor by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant;

          (6) Indebtedness of Steel Dynamics related to the Columbia City mini-mill in an aggregate principal amount outstanding at any time not to exceed $20 million;

          (7) Indebtedness of Steel Dynamics or any Subsidiary Guarantor Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Steel Dynamics or any Subsidiary Guarantor, in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $20 million; or

          (8) Indebtedness of Steel Dynamics or any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (7) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $25 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this "Limitation on Indebtedness" covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (x) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of clause (a) of this "Limitation on Indebtedness" covenant, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness referred to in clause (x) of the preceding sentence), including under the first paragraph of part (a), Steel Dynamics, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness.

     (d) Steel Dynamics will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the Notes, in the case of Steel Dynamics, or the Notes Guarantee, in the case of a Subsidiary Guarantee, to the same extent.

     LIMITATION ON RESTRICTED PAYMENTS

     Steel Dynamics will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries, (other than Subsidiary Guarantors) held by minority stockholders) held by Persons other than Steel Dynamics or any of its Restricted Subsidiaries, (2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) Steel Dynamics or a Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary other than a Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of Steel Dynamics (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of Steel Dynamics,
(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Steel Dynamics that is subordinated in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Note Guarantee or (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

          (A) a Default or Event of Default shall have occurred and be continuing,

          (B) Steel Dynamics could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the "Limitation on Indebtedness" covenant or

          (C) the aggregate amount of all Restricted Payments made after the Closing Date shall exceed the sum of

             (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee plus

             (2) the aggregate Net Cash Proceeds received by Steel Dynamics after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of Steel Dynamics, including an issuance or sale permitted by the Indenture of Indebtedness of Steel Dynamics for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Steel Dynamics, or from the issuance to a Person who is not a Subsidiary of Steel Dynamics of any options, warrants or other rights to acquire Capital Stock of Steel Dynamics (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus

             (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and Investments pursuant to clause
        (9) below) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Steel Dynamics or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by Steel Dynamics or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus

             (4) $10 million.

The foregoing provision shall not be violated by reason of:

          (1) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

          (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee, including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

          (3) the repurchase, redemption or other acquisition of Capital Stock of Steel Dynamics or a Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of Steel Dynamics (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed prior to the Stated Maturity of the Notes;

          (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of Steel Dynamics (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemed at the option of the holder, or required to be redeemable prior to the Stated Maturity of the Notes;

          (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Steel Dynamics;

          (6) Investments acquired in exchange for or out of the proceeds of a substantially concurrent offering of Capital Stock (other than Disqualified Stock) of Steel Dynamics;

          (7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

          (8) the purchase, redemption, retirement or other acquisition for value of shares of Capital Stock of Steel Dynamics, or option to purchase such shares, held by directors, employees, or former directors or employees, of Steel Dynamics or any Subsidiary Guarantor (or their estates or beneficiaries under their estates) upon their death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition for value of such shares of Capital Stock or options after the Closing Date does not exceed $1.5 million in any calendar year,

          (9) Investments in any Person in an aggregate amount not to exceed (a) $7.5 million in any fiscal year, provided that any amounts not invested in any fiscal year may be carried forward and invested in any subsequent fiscal year and (b) $30 million; plus, in each case, the net reduction in Investments made pursuant to this clause (9) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Steel Dynamics or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of such Investments previously made by Steel Dynamics or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided such Person's primary business is related, ancillary or complementary to the business of Steel Dynamics and its Restricted Subsidiaries; or

          (10) other Restricted Payments in an aggregate amount not to exceed $20 million.

provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment acquired in exchange for Capital Stock referred to in clause (6) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3), (4) or (6), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

     For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution and (y) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this "Limitation on Restricted Payments" covenant, Steel Dynamics, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     Steel Dynamics will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Steel Dynamics or any other Restricted Subsidiary,

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

(2) pay any Indebtedness owed to Steel Dynamics or any other Restricted Subsidiary, (3) make loans or advances to Steel Dynamics or any other Restricted Subsidiary or (4) transfer any of its property or assets to Steel Dynamics or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions:

          (1) existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (2) existing under or by reason of applicable law;

          (3) existing with respect to any Person or the property or assets of such Person acquired by Steel Dynamics or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements of thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

             (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

             (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Steel Dynamics or any Restricted Subsidiary not otherwise prohibited by the Indenture or

             (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Steel Dynamics or any Restricted Subsidiary in any manner material to Steel Dynamics or any Restricted Subsidiary; or

          (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary.

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent Steel Dynamics or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of Steel Dynamics or any of its Restricted Subsidiaries that secure Indebtedness of Steel Dynamics or any of its Restricted Subsidiaries.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     Steel Dynamics will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

          (1) to Steel Dynamics or a Wholly Owned Restricted Subsidiary;

          (2) Issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

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

          (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (4) sales of Common Stock (including options, warrants or other rights to purchase shares of such Common Stock) of a Restricted Subsidiary by Steel Dynamics or a Restricted Subsidiary, provided that Steel Dynamics or such Restricted Subsidiary applies the Net Cash Proceeds in accordance with of the "Limitation on Asset Sales" covenant.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

     Steel Dynamics will cause each Restricted Subsidiary that is not a Subsidiary Guarantor (other than a Foreign Subsidiary) to execute and deliver a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of Steel Dynamics, of all of Steel Dynamics' and each Restricted Subsidiary's Capital Stock in such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

     Iron Dynamics, New Millennium, Omni Dynamic Aviation LLC and Paragon Steel Enterprises LLC will not Guarantee the Notes.

    LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

     Steel Dynamics will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of Steel Dynamics or with any Affiliate of Steel Dynamics or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to Steel Dynamics or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to:

          (1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which Steel Dynamics or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to Steel Dynamics or such Restricted Subsidiary from a financial point of view;

          (2) any transaction solely between Steel Dynamics and any of its Wholly Owned Restricted Subsidiaries or solely among Wholly Owned Restricted Subsidiaries;

          (3) the payment of reasonable and customary regular fees to directors of Steel Dynamics who are not employees of Steel Dynamics and reasonable indemnification arrangements entered into by Steel Dynamics;

          (4) any payments or other transactions pursuant to any tax-sharing agreement between Steel Dynamics and any other Person with which Steel Dynamics files a consolidated tax return or with which Steel Dynamics is part of a consolidated group for tax purposes;

          (5) any sale of shares of Capital Stock (other than Disqualified Stock) of Steel Dynamics; or

          (6) any Permitted Investments or any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; or

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

          (7) transactions between Steel Dynamics or any of its Restricted Subsidiaries and its Subsidiaries, Heidtman Steel Products, Inc. and its Affiliates and OmniSource Corporation and its Affiliates; provided, that such transactions are in the ordinary course of Steel Dynamics' or such Restricted Subsidiaries' business, consistent with past practice and on an arm's length basis.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (7) of this paragraph and not a Permitted Investment, (a) the aggregate amount of which exceeds $2.5 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

    LIMITATION ON LIENS

     Steel Dynamics will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to:

          (1) Liens existing on the Closing Date, including Liens securing obligations under the Credit Agreement;

          (2) Liens granted after the Closing Date on any assets or Capital Stock of Steel Dynamics or its Restricted Subsidiaries created in favor of the Holders;

          (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to Steel Dynamics or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to Steel Dynamics or such other Restricted Subsidiary;

          (4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of Steel Dynamics or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; or

          (5) Liens securing Indebtedness in an amount (determined at the time such Lien is granted) not to exceed the greater of (a) the amount of Indebtedness that may be Incurred under clause (1) of the second paragraph under the "Limitation on Indebtedness" covenant and (b) an amount equal to 50% of Adjustment Consolidated Net Tangible Assets (determined as of the date of the last fiscal quarter for which a consolidated balance sheet of Steel Dynamics and its Subsidiaries has been filed with the SEC or provided to the Trustee);

          (6) Liens securing Indebtedness Incurred under clause (6) of the second paragraph under the "Limitation on Indebtedness" covenant;

          (7) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

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

          (8) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose; or

          (9) Permitted Liens.

    LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     Steel Dynamics will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby Steel Dynamics or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which Steel Dynamics or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if:

          (1) the lease is for a period, including renewal rights, of not in excess of three years;

          (2) the lease secures or relates to industrial revenue or pollution control bonds;

          (3) the transaction is solely between Steel Dynamics and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries;

          (4) the transactions relate to the sale or transfer of assets or properties for the Columbia City mini-mill having an aggregate fair market value not to exceed $18 million; or

          (5) Steel Dynamics or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the second paragraph of the "Limitation on Asset Sales" covenant.

    LIMITATION ON ASSET SALES

     Steel Dynamics will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by Steel Dynamics or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of Steel Dynamics or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to Steel Dynamics or any Affiliate of Steel Dynamics), provided that Steel Dynamics, such Subsidiary Guarantor or such other Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness or (c) Replacement Assets.

     In the event and to the extent that the Net Cash Proceeds received by Steel Dynamics or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Steel Dynamics and its Subsidiaries has been filed with the SEC or provided to the Trustee), then Steel Dynamics shall or shall cause the relevant Restricted Subsidiary to:

          (1) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

             (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of Steel Dynamics or any Subsidiary Guarantor or any Indebtedness of any other Restricted Subsidiary from sales of such Restricted Subsidiary's assets, in each case owing to a Person other than Steel Dynamics or any Affiliate of Steel Dynamics, or

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

             (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets, and

          (2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, Steel Dynamics must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the Notes or the Note Guarantees ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Steel Dynamics must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that Steel Dynamics will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of Steel Dynamics which might be outstanding at the time).

     The above covenant requiring Steel Dynamics to repurchase the Notes will, unless consents are obtained, require Steel Dynamics to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

     Steel Dynamics will not be required to make an Offer to Purchase upon the occurrence of a Change of Control, if a third party makes an offer to purchase the Notes in the manner, at the times and price and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control and purchases all Notes validly tendered and not withdrawn in such offer to purchase.

SEC REPORTS AND REPORTS TO HOLDERS

     Whether or not Steel Dynamics is then required to file reports with the SEC, Steel Dynamics shall file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. Steel Dynamics shall supply the Trustee and each Holder who so requests or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture:

          (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

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

          (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of Steel Dynamics and the Subsidiary Guarantors or the failure by Steel Dynamics to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

          (d) Steel Dynamics or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

          (e) there occurs with respect to any issue or issues of Indebtedness of Steel Dynamics, any Subsidiary Guarantor or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against Steel Dynamics, any Subsidiary Guarantor or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of Steel Dynamics, any Subsidiary Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Steel Dynamics, any Subsidiary Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of Steel Dynamics, any Subsidiary Guarantor or any Significant Subsidiary or (C) the winding-up or liquidation of the affairs of Steel Dynamics, any Subsidiary Guarantor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

          (h) Steel Dynamics, any Subsidiary Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,
     (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Steel Dynamics, any Subsidiary Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of Steel Dynamics, any Subsidiary Guarantor or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

          (i) any Subsidiary Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to Steel Dynamics or any Subsidiary Guarantor) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to Steel Dynamics (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on

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

the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by Steel Dynamics, the relevant Subsidiary Guarantor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to Steel Dynamics or any Subsidiary Guarantor, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to Steel Dynamics and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

          (1) the Holder gives the Trustee written notice of a continuing Event of Default;

          (2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

          (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     Officers of Steel Dynamics must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of Steel Dynamics and its Restricted Subsidiaries and Steel Dynamics' and its Restricted Subsidiaries' performance under the Indenture and that Steel Dynamics has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. Steel Dynamics will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Steel Dynamics will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one

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

transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

          (1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the "Surviving Person"), shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of Steel Dynamics' obligations under the Indenture and the Notes;

          (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction on a pro forma basis, Steel Dynamics or the Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Steel Dynamics immediately prior to such transaction;

          (4) immediately after giving effect to such transaction on a pro forma basis Steel Dynamics, or the Surviving Person, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (4) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of Steel Dynamics if all Liens and Indebtedness of Steel Dynamics or the Surviving Person, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of Steel Dynamics and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture;

          (5) it delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

          (6) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which Steel Dynamics has entered into a transaction under this "Consolidation, Merger and Sale of Assets" section, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of Steel Dynamics or the Surviving Person in accordance with the Notes and the Indenture;

provided, however, that clauses (3) and (4) above do not apply if, in the good faith determination of the Board of Directors of Steel Dynamics, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of Steel Dynamics and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

     The Surviving Person will succeed to, and except in the case of a lease be substituted for, Steel Dynamics under the Indenture and the Notes.

     Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Note Guarantee is to be released in accordance with the terms of its Note Guarantee and the Indenture in connection with any transaction complying with the provisions of "-- Limitation on Asset Sales") will not, and Steel Dynamics will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than Steel Dynamics or any other Subsidiary Guarantor unless:

          (1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and such Person assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor on its Note Guarantee;

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          (2) immediately after giving effect to such transaction, no Default or
     Event of Default shall have occurred and be continuing; and

          (3) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Steel Dynamics could satisfy the provisions of clause (3) of the first paragraph of this covenant.

     Any merger or consolidation of a Subsidiary Guarantor with and into Steel Dynamics (with Steel Dynamics being the surviving entity) or another Subsidiary Guarantor need only comply with clause (5) of the first paragraph of this covenant.

     The successor Subsidiary Guarantor will succeed to, and except in the case of a lease be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor's Note Guarantee.

DEFEASANCE

     Defeasance and Discharge. The Indenture will provide that Steel Dynamics will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (A) Steel Dynamics has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes (i) on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the Notes; provided that Steel Dynamics has provided the Trustee with irrevocable instructions to redeem all of the outstanding Notes on such Redemption Date,

          (B) Steel Dynamics has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of Steel Dynamics' exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or
     (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

          (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which Steel Dynamics or any of its Subsidiaries is a party or by which Steel Dynamics or any of its Subsidiaries is bound and

          (D) if at such time the Notes are listed on a national securities exchange, Steel Dynamics has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) under

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"Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (3) and (4) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes (i) on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the Notes; provided that Steel Dynamics has provided the Trustee with irrevocable instructions to redeem all of the outstanding Notes on such Redemption Date, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by Steel Dynamics to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event Steel Dynamics exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, Steel Dynamics will remain liable for such payments and any Subsidiary Guarantor's Note Guarantee with respect to such payments will remain in effect.

MODIFICATION AND WAIVER

     The Indenture may be amended, without the consent of any Holder, to:

          (1) cure any ambiguity, defect or inconsistency in the Indenture;

          (2) comply with the provisions described under "Consolidation, Merger and Sale of Assets" or "Limitation on Issuances of Guarantees by Restricted Subsidiaries";

          (3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

          (4) evidence and provide for the acceptance of appointment by a successor Trustee; or

          (5) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

     Modifications and amendments of the Indenture may be made by Steel Dynamics and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby,

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note,

          (2) reduce the principal amount of, or premium, if any, or interest on, any Note,

          (3) change the optional redemption dates or optional redemption prices of the Notes from that stated under the caption "Optional Redemption,"

          (4) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note,

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

          (5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note,

          (6) waive a default in the payment of principal of, premium, if any, or interest on the Notes,

          (7) release any Subsidiary Guarantor from its Note Guarantee, except as provided in the Indenture,

          (8) amend, change or modify the obligation of Steel Dynamics to make and consummate an Offer to Purchase under the "Limitation on Asset Sales" after the obligation to make such Offer to Purchase has arisen or the obligation of Steel Dynamics to make and consummate an Offer to Purchase under the "Repurchase of Notes upon a Change of Control" covenant after a Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto, or

          (9) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Steel Dynamics in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of Steel Dynamics or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

CONCERNING THE TRUSTEE

     Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of Steel Dynamics, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Notes will be issued in fully registered form without interest coupons. Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Regulation S Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company ("DTC") for the accounts of Euroclear and Clearstream. Prior to the 40th day after the Closing Date, beneficial interests in the Regulation S Global Notes may only be held through Euroclear or Clearstream, and any resale or transfer of such interests to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S.

     Notes sold in reliance on Rule 144A will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note"; and together with

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

the Regulation S Global Notes, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

     Each Global Note (and any Notes issued for exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "Transfer Restrictions."

     Notes transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an "Institutional Accredited Investor") who are not qualified institutional buyers ("Non-Global Purchasers") will be in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser to a qualified institutional buyer or in accordance with Regulation S, such Certificated Notes will, unless the relevant Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note. For a description of the restrictions on the transfer of Certificated Notes, see "Transfer Restrictions."

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in a Regulation S Global Note directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such system. On or after the 40th day following the Closing Date, investors may also hold such interests through organizations other than Euroclear or Clearstream that are participants in the DTC system. Euroclear or Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Steel Dynamics, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Steel Dynamics expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. Steel Dynamics also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Steel Dynamics expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have

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

given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

     Steel Dynamics understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Steel Dynamics nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by Steel Dynamics within 90 days, Steel Dynamics will issue Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

DEFINITIONS

     Set forth below are defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for other capitalized terms used in this "Description of the Notes" for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Steel Dynamics and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (1) the net income (or loss) of any Person that is not a Restricted Subsidiary;

          (2) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Steel Dynamics or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Steel Dynamics or any of its Restricted Subsidiaries;

          (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (4) any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business of Steel Dynamics and its Restricted Subsidiaries;

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

          (5) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amount paid or accrued as dividends on Preferred Stock of Steel Dynamics owned by Persons other than Steel Dynamics and any of its Restricted Subsidiaries;

          (6) all extraordinary gains and extraordinary losses; and

          (7) solely for purposes of calculating the Interest Coverage Ratio,
     (a) start-up expenses associated with the Columbia City mini-mill in an aggregate amount of $8.4 million and (b) legal expenses and settlement costs relating to litigation arising out of financings for Nakornthai Strip Mill Public Company Limited in an aggregate amount of $8.9 million, in each case incurred during the fiscal year ended December 31, 2001.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Steel Dynamics and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (1) all current liabilities of Steel Dynamics and its Restricted Subsidiaries (excluding intercompany items) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of Steel Dynamics and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (1) an investment by Steel Dynamics or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Steel Dynamics or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of Steel Dynamics and its Restricted Subsidiaries on the date of such investment or (2) an acquisition by Steel Dynamics or any of its Restricted Subsidiaries of the property and assets of any Person other than Steel Dynamics or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of Steel Dynamics and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by Steel Dynamics or any of its Restricted Subsidiaries (other than to Steel Dynamics or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of Steel Dynamics or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Steel Dynamics or any of its Restricted Subsidiaries to any Person other than Steel Dynamics or any of its Restricted Subsidiaries of:

          (1) all or any of the Capital Stock of any Restricted Subsidiary,

          (2) all or substantially all of the property and assets of an operating unit or business of Steel Dynamics or any of its Restricted Subsidiaries or

          (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of Steel Dynamics or any of its Restricted Subsidiaries outside the ordinary course of business of Steel Dynamics or such Restricted Subsidiary and,

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in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of Steel Dynamics; provided that "Asset Sale" shall not include:

          (a) sales or other dispositions of inventory, receivables and other current assets,

          (b) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant,

          (c) sales, transfers or other dispositions of assets with a fair market value not in excess of $1 million in any transaction or series of related transactions or $10 million in the aggregate,

          (d) sales, transfers or other dispositions of real estate with a fair market value not in excess of $5 million in the aggregate; or

          (e) any sale, transfer, assignment or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of Steel Dynamics or its Restricted Subsidiaries.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as:

          (1) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of Steel Dynamics on a fully diluted basis; or

          (2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by Steel Dynamics' stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Commodity Agreement" means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

          (1) Consolidated Interest Expense,

          (2) income taxes,

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          (3) depreciation expense,

          (4) amortization expense, and

          (5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Steel Dynamics and its Restricted Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Steel Dynamics or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by Steel Dynamics or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Steel Dynamics and its Restricted Subsidiaries during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the Refinancing, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of Steel Dynamics and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), plus, to the extent not included, any Preferred Stock of Steel Dynamics, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of Steel Dynamics or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Agreement" means the Credit Agreement to be dated as of the Closing Date, among Steel Dynamics, the Subsidiaries of Steel Dynamics party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Arranger, and JPMorgan Chase Bank, as Administrative Agent, together with any agreements, instruments, security agreements, guaranties and other documents executed or delivered pursuant to or in connection with such credit agreement, as such credit agreement or such agreements, instruments, security agreements, guaranties or other documents may be amended, supplemented, extended, restated, renewed or otherwise modified from time to time and any refinancing, replacement or substitution thereof or therefor, whether with the same or different lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

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     "Disqualified Stock" means any class or series of Capital Stock of any
Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Steel Dynamics' repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants.

     "Fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "Foreign Subsidiary" means any Subsidiary of Steel Dynamics that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code and does not guarantee or otherwise provide direct credit support for any Indebtedness of Steel Dynamics or any Subsidiary Guarantor.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the Refinancing and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "IDI Credit Agreement" means the Credit Agreement, dated as of December 31, 1997, by and among Iron Dynamics, Inc., the lenders parties thereto from time to time and Mellon Bank, N.A., as Issuing Bank and Agent, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such credit agreement, as such credit agreement or such agreements, instruments or documents may be amended, supplemented, extended restated, renewed or otherwise modified from time to time and any refinancing, replacement or substitution thereof or therefor, or of or for any previous refinancing, replacement or substitution, as the same may from time to time be amended, refinanced, renewed or replaced.

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     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (1) all indebtedness of such Person for borrowed money;

          (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (5) all Capitalized Lease Obligations;

          (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

          (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

          (8) to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements designed solely to protect Steel Dynamics or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

          (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

          (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and

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          (C) that Indebtedness shall not include:

             (x) any liability for federal, state, local or other taxes,

             (y) performance, surety or appeal bonds provided in the ordinary course of business or

             (z) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Steel Dynamics or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not to exceed the gross proceeds actually received by Steel Dynamics or any Restricted Subsidiary in connection with such disposition.

     "Initial Subsidiary Guarantor" means SDI Investment Company, a Delaware corporation.

     "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee (the "Four Quarter Period") to (2) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation:

          (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of Steel Dynamics, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

          (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

          (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

          (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Steel Dynamics or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

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     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Steel Dynamics or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by Steel Dynamics or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) or (4) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event Steel Dynamics or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means:

          (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

             (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

             (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Steel Dynamics and its Restricted Subsidiaries, taken as a whole;

             (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale and

             (4) appropriate amounts to be provided by Steel Dynamics or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

          (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the

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     extent corresponding to the principal, but not interest, component thereof)
     when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or Placement Agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Note Guarantee" means a Guarantee of the obligations of Steel Dynamics under the Indenture and the Notes by any Subsidiary Guarantor.

     "Offer to Purchase" means an offer to purchase Notes by Steel Dynamics from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

          (1) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

          (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

          (3) that any Note not tendered will continue to accrue interest pursuant to its terms;

          (4) that, unless Steel Dynamics defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

          (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

          (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000.

On the Payment Date, Steel Dynamics shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by Steel Dynamics. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000. Steel Dynamics will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. Steel Dynamics will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that Steel Dynamics is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means:

          (1) an Investment in Steel Dynamics or a Subsidiary Guarantor or a Person which will, upon the making of such Investment, become a Subsidiary Guarantor or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Steel Dynamics or a Subsidiary Guarantor; provided

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     that such person's primary business is related, ancillary or complementary to the businesses of Steel Dynamics and its Restricted Subsidiaries on the date of such Investment;

          (2) Temporary Cash Investments;

          (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (4) stock, obligations or securities received in satisfaction of judgments;

          (5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

          (6) loans or advances to directors, officers or employees of Steel Dynamics or any of its Restricted Subsidiaries that do not in the aggregate exceed $5 million at any time outstanding;

          (7) Investments in negotiable instruments held for collection, lease, utility and workers' compensation, performance and other similar pledges or deposits and other pledges or deposits permitted under the "Limitation on Liens" covenant;

          (8) Investments in a Restricted Subsidiary of Steel Dynamics other than a Subsidiary Guarantor in an aggregate amount not to exceed $5 million;

          (9) Commodity Agreements, Interest Rate Agreements and Currency Agreements designed solely to protect Steel Dynamics or its Restricted Subsidiaries against fluctuations in commodity prices, interest rates or foreign currency exchange rates;

          (10) any Investments that may be deemed to result from payments made in Capital Stock (other than Disqualified Stock) of Steel Dynamics, or the payment of Additional Bank Payments, required under the Settlement Agreement as in effect on the Closing Date; or

          (11) Investments in Iron Dynamics in an aggregate amount not to exceed $15 million plus the net reduction in Investments made pursuant to this clause (11) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Steel Dynamics or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of such Investments previously made by Steel Dynamics or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided at the time of such Investment Steel Dynamics could Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the "Limitation on Indebtedness" covenant.

     "Permitted Liens" means:

          (1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

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          (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Steel Dynamics or any of its Restricted Subsidiaries;

          (6) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Steel Dynamics and its Restricted Subsidiaries, taken as a whole;

          (7) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Steel Dynamics or its Restricted Subsidiaries relating to such property or assets;

          (8) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

          (9) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (10) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of Steel Dynamics or any Restricted Subsidiary other than the property or assets acquired;

          (11) Liens in favor of Steel Dynamics or any Subsidiary Guarantor;

          (12) Liens arising from the rendering of a final judgment or order against Steel Dynamics or any Restricted Subsidiary that does not give rise to an Event of Default;

          (13) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (15) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Commodity Agreements, Interest Rate Agreements and Currency Agreements designed solely to protect Steel Dynamics or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Steel Dynamics or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of Steel Dynamics and its Restricted Subsidiaries prior to the Closing Date;

          (17) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; and

          (18) Liens on or sales of receivables.

     "Refinancing" means the series of transactions whereby Steel Dynamics permanently repays all amounts outstanding under its existing (i) $450 million amended and restated credit agreement dated as of June 30, 1997, as amended, by and among Steel Dynamics, the Lenders parities thereto from time to time, Mellon Bank, N.A., as Agent for the Lenders thereunder and as Issuing Bank, Kreditanstalt Fur Wiederaufbau and Comerica Bank, as Senior Co-Agents and Banque Nationale de Paris, NBD Bank, N.A. and The Industrial Bank of Japan, Limited, as Co-Agents and (ii) $50 million credit agreement dated as of May 5, 2000 by and among Steel Dynamics, the Lenders parties thereto from time to time and Mellon Bank, N.A., as Agent for

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the Lenders thereunder, from the net proceeds received from the offering of the
Notes and Note Guarantees and borrowings under the Credit Agreement and terminates such existing credit agreements.

     "Replacement Assets" means, on any date, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Steel Dynamics and its Restricted Subsidiaries existing on such date.

     "Restricted Subsidiary" means any Subsidiary of Steel Dynamics other than an Unrestricted Subsidiary.

     "Settlement Agreement" means the Agreement, dated as of January 28, 2002, by and among Iron Dynamics, Steel Dynamics, the lenders banks who are parties thereto and Mellon Bank, N.A., as Agent to the banks, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such agreement, as such agreement or such agreements, instruments or documents may be amended, supplemented, extended restated, renewed or otherwise modified from time to time.

     "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of Steel Dynamics, accounted for more than 10% of the consolidated revenues of Steel Dynamics and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Steel Dynamics and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Steel Dynamics for such fiscal year.

     "Stated Maturity" means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Subsidiary Guarantor" means any Initial Subsidiary Guarantor and any other Restricted Subsidiary which provides a Note Guarantee of Steel Dynamics' obligations under the Indenture and the Notes.

     "Temporary Cash Investment" means any of the following:

          (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case maturing within one year unless such obligations are deposited by Steel Dynamics (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any indebtedness;

          (2) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

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          (4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Steel Dynamics) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P;

          (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's; and

          (6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (I) Iron Dynamics, New Millennium, Omni Dynamic Aviation and Paragon Steel and each of their Subsidiaries and (II) (1) any other Subsidiary of Steel Dynamics that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of Steel Dynamics) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Steel Dynamics or any Restricted Subsidiary; provided that (A) any Guarantee by Steel Dynamics or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by Steel Dynamics or such Restricted Subsidiary (or both, if applicable) at the time of such designation;
(B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant and
(C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and
(b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

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     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

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                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain United States tax consequences of the acquisition, ownership and disposition of the notes. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and United States Treasury regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified so as to result in United States tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect you. In addition, the authorities on which this summary is based are subject to various interpretations. It is therefore possible that the consequences of the acquisition, ownership and disposition of the notes may differ from the treatment described below.

     The tax treatment of a holder of the notes may vary depending upon the particular situation of the holder. This summary is limited to initial beneficial investors that purchase the old notes for cash upon their original issuance at the price set forth on the cover of this memorandum, and is limited to investors who hold the notes as capital assets within the meaning of Section 1221 of the Code. This summary does not deal with holders that may be subject to special tax rules (including, but not limited to, banks, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, partnerships or other flow-through entities classified as partnerships for U.S. federal income tax purposes, persons subject to the alternative minimum tax (as defined below), U.S. Holders whose functional currency is not the U.S. dollar, certain U.S. expatriates, Non-United States Holders (as defined below) that are subject to a tax treaty with the United States, or holders who will hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments).

     This summary is for general information only and does not address all aspects of United States taxation that may be relevant to holders of the notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective holders should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the notes.

     As used herein, a "United States Holder" of a note means a beneficial owner of a note that, for U.S. federal income tax purposes, is a citizen or resident of the United States; a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia; an estate the income of which is subject to United States federal income taxation regardless of its source; or a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     If a partnership is a beneficial owner of a note, the U.S. tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of old notes or Exchange Notes that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S. Federal income tax consequences of the acquisition, ownership and disposition of the old notes and Exchange Notes.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

  INTEREST

     Except as set forth below, interest on a note generally will be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued, or is actually or constructively received, in accordance with the United States Holder's method of accounting for tax purposes.

     Our failure to consummate the Exchange Offer or to file or cause to be declared effective the Shelf Registration Statement as described under "Description of Notes -- Registration Rights" will cause additional interest to accrue on the notes in the manner described therein. According to U.S. Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a United States Holder (or the timing of such recognition) if the likelihood of the change, as of the date the

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

notes are issued, is remote. We believe that the likelihood of a change in the interest rate on the notes is remote and do not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any note. In the unlikely event that the interest rate on the notes is increased, then such increased interest should be treated as ordinary income for U.S. federal income tax purposes at the time it accrues or is received in accordance with the United States Holder's regular method of tax accounting. Our determination that there is a remote likelihood of a change in the interest rate on the notes is binding on each United States Holder unless the holder explicitly discloses in the manner required by applicable U.S. Treasury regulations that its determination is different from ours. It is possible, however, that the Internal Revenue Service may take a different position and treat the additional interest income as original issue discount, includable by a United States Holder in income as such interest accrues, in advance of receipt of any cash payment thereof, or it may treat as interest income all or a portion of any gain recognized on the disposition of an old note or Exchange Note. If, as anticipated, the issue price of the notes will equal their stated principal amount, and because the likelihood of a change in the interest rate is remote, we do not anticipate that the notes will be issued with original issue discount.

     The notes may be redeemed prior to their stated maturity at our option or at the option of the holders upon certain circumstances or automatically upon the occurrence of certain events. We believe that none of such redemption rights or obligations are more likely than not to occur, and, thus, under applicable Treasury regulations, none of such redemption rights or obligations should affect the yield of the notes.

  SALE, EXCHANGE AND RETIREMENT OF NOTES OR EXCHANGE NOTES

     Upon the sale, exchange, redemption, retirement or other disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized (the sum of cash plus the fair market value of all other property received), except to the extent the sales proceeds are attributable to accrued but unpaid interest, and such holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will, in general, be equal to the initial purchase price the holder paid for the notes, plus original issue discount, if any, previously included in income, less any cash payment received in respect of such original issue discount, and further reduced by any principal payments received by such United States Holder. In general, except to the extent the gain or loss is attributable to accrued but unpaid stated interest, such gain or loss will be capital gain or loss. Such capital gain or loss generally will be long-term capital gain or loss if the holding period of the note exceeds one year at the time of the disposition. Certain noncorporate taxpayers (including individuals) are eligible for preferential rates of taxation of such long-term capital gain. The deductibility of capital losses is subject to limitations.

     The exchange of an old note by a United States Holder for a Exchange Note pursuant to the Exchange Offer should not constitute a taxable exchange. A United States Holder will have the same tax basis and holding period in the Exchange Note as it did in the old note.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder will be subject to United States backup withholding tax on these payments if the holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. United States Holders should consult their own tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The amount of any backup withholding from a payment will be allowed as a credit against a United States Holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     A "Non-United States Holder" of a note means a beneficial owner of a note that, for U.S. federal income tax purposes, is not a United States Holder.

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  WITHHOLDING TAXES

     Generally, payments of principal and interest (including OID), on the notes will not be subject to United States withholding taxes provided that:

     - the Non-United States Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote,

     - the Non-United States Holder is not a controlled foreign corporation that is related to the Company through its stock ownership,

     - the Non-United States Holder is not a bank described in Section 881(c)(3)(A) of the Code, and

     - either (A) the Non-United States Holder provides its name and address on an IRS Form W-8BEN (or substitute form), and certifies, under penalties of perjury, that it is not a United States Holder or (B) it holds its notes through certain foreign intermediaries and it satisfies the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain Non-United States Holders that are entities rather than individuals.

     If a Non-United States Holder cannot satisfy the requirements described above, payments of interest (including OID) made to the Non-United States Holder will be subject to U.S. federal withholding tax, unless the Non-United States Holder provides the Company with a properly executed (1) IRS Form W-8BEN (or substitute form) claiming an exemption from or a reduction in the rate of withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding because it is effectively connected with the conduct of Non-United States Holder's trade or business in the United States.

  SALE OR REDEMPTION OF NOTES

     The exchange of an old note by a Non-United States Holder for a Exchange Note pursuant to the Exchange Offer should not constitute a taxable exchange. A Non-United States Holder will have the same tax basis and holding period in the Exchange Note as it did in the old note.

     If a Non-United States Holder meeting the United States certification requirements as set forth above sells or otherwise disposes of a note or such note is redeemed, the Non-United States Holder generally will not be subject to United States federal income tax on any gain unless one of the following applies:

     - The gain is effectively connected with a trade or business that the Non-United States Holder conducts in the United States.

     - The Non-United States Holder is an individual, is present in the U.S. for at least 183 days during the year in which the holder disposes of the notes and certain other conditions are satisfied.

     - The gain represents accrued interest, in which case the rules for interest would apply.

  EFFECTIVELY CONNECTED INCOME

     If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above), except that the holder will be required to provide to the Company a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

     If the Non-United States Holder is a corporation, it may also be subject to "branch profits tax" on its earnings that are effectively connected with the holder's U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable tax treaty.

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  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Interest payments made to Non-United States Holders will generally be reported to the IRS and to each Non-United States Holder on Form 1042-S. However, this reporting does not apply if one of the following conditions applies:

     - The Non-United States Holder holds its notes directly through a qualified intermediary and the applicable procedures are complied with.

     - The Non-United States Holder files Form W-8ECI.

     Information reporting and backup withholding apply to Non-United States Holders as follows:

     - Principal and interest payments received will generally be exempt from the information reporting and backup withholding if the holder is a Non-United States Holder exempt from withholding on interest and satisfies the United States certification requirements described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the holder should be subject to the usual information reporting or backup withholding rules.

     - In general, a Non-United States Holder will not be subject to information reporting and backup withholding on the sale proceeds received on sale of a note. However, sale proceeds received on a sale of a Non-United States Holder's notes through a broker may be subject to information reporting and/or backup withholding may apply if the Non-United States Holder uses the United States office of a broker, and information reporting (but not backup withholding) may apply if it uses the foreign office of a broker that has certain connections to the United States.

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                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the old notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the Exchange Notes will be passed upon for us by Barrett & McNagny LLP, Fort Wayne, Indiana.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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                          [STEEL DYNAMICS, INC. LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Chapter 37 of the Indiana Business Corporation Law, Article IX of our Amended and Restated Articles of Incorporation provides that we shall indemnify a director or officer against liability, including expenses and costs of defense, incurred in any proceeding, if that individual was made a party to the proceeding because the individual is or was a director or officer, or, at our request, was serving as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether or not for profit, so long as the individual's conduct was in good faith and with the reasonably belief, in connection with the individual's "official capacity," that the conduct was in our beset interests, or, in all other cases, that the conduct was at least not opposed to our best interests. In the case of any criminal proceeding, the duty to indemnify applies so long as the individual either had reasonable cause to believe that the conduct was lawful, or had no reasonable cause to believe that the conduct was unlawful. Conduct with respect to an employee benefit plan in connection with a matter the individual believed to be in the best interests of the participants in and beneficiaries of the plan is deemed conduct that satisfies the indemnification standard that the individual reasonably believed that the conduct was at least not opposed to our best interests.

     We may advance or reimburse for reasonable expenses incurred by a person entitled to indemnification, in advance of final disposition, if the individual furnishes us with a written affirmation of his or her good faith belief that the applicable standard of conduct was observed, accompanied by a written undertaking to repay the advance if it is ultimately determined that the applicable standards were not met.

     In all cases, whether in connection with advancement of expenses during a proceeding, or afterward, we may not grant indemnification unless authorized in the specific case after a determination has been made that indemnification is permissible under the circumstances. The determination may be made either by our board of directors, by majority vote of a quorum consisting of directors not at the time parties to the proceeding, or, if a quorum cannot be so obtained, then by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding. Alternatively, the determination can be made by special legal counsel selected by the board of directors or the committee, or by the stockholders, excluding shares owned by or voted under the control of persons who are at the time parties to the proceeding. In the event that a person seeking indemnification believes that it has not been properly provided that person may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. In such a proceeding, a court is empowered to grant indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the person met the standard of conduct for indemnification.

     We may purchase and maintain insurance on behalf of our directors, officers, employees or agents, insuring against liability arising from his or her status as a director, officer, employee, or agent, whether or not we would have the power to indemnify the individual against the same liability under
Article IX. Article IX does not preclude us from providing indemnification in any other manner.

     The indemnification provisions set forth in Article IX of the Amended and Restated Articles of Incorporation, as well as the authority vested in our board of directors by Chapter 37 of the Business Corporation Law to grant indemnification beyond that which is described in Article IX, may be sufficiently broad to provide indemnification of our directors and officers for liabilities arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     We have obtained liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as our officers or directors, or any of our subsidiaries, due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

ITEM 21.  EXHIBITS

     (a) The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

EXHIBIT NO.
-----------
     3.1a+     Amended and Restated Articles of Incorporation of Steel
               Dynamics, Inc.
     3.1b      Articles of Incorporation of Iron Dynamics, Inc.,
               incorporated herein by reference to the identically numbered exhibit in our 1996 Annual Report on Form 10-K, filed March
               31, 1997
     3.2a      Amended Bylaws of Steel Dynamics, Inc., incorporated herein by reference to Exhibit 3.2a to our Registration Statement on Form S-3, SEC File No. 333-82210, effective February 28,
               2002.
     3.2b      Bylaws of Iron Dynamics, Inc., incorporated herein by
               reference to the identically numbered exhibit in our 1996
               Annual Report on Form 10-K, filed March 31, 1997
     4.0       Specimen stock certificate (incorporated by reference to
               Exhibit 4.1 to our Registration Statement on Form 8-A, SEC
               File No. 96661016, filed November 13, 1996)
     4.1a      Registration Agreement, dated as of June 30, 1994, by and
               among Steel Dynamics Holdings, Inc. and the Stockholders
               named therein (incorporated by reference to Exhibit 10.31 to our Registration Statement on Form S-1, SEC File No.
               333-12521, filed September 23, 1996)
     4.1a(1)   Amendment No. 1 to Registration Agreement (incorporated by reference to the identically numbered exhibit in our
               Registration Statement on Form S-1, SEC File No. 333-12521,
               filed September 23, 1996)
     4.1a(2)   Amendment No. 2 to Registration Agreement (incorporated by reference to the identically numbered exhibit in our
               Registration Statement on Form S-1, SEC File No. 333-12521,
               filed September 23, 1996)
     4.1a(3)   Amendment No. 3 to Registration Agreement (incorporated by reference to the identically numbered exhibit in our
               Registration Statement on Form S-1, SEC File No. 333-12521,
               filed September 23, 1996)
     4.1b      Registration Rights Agreement, dated as of January 28, 2002, between Steel Dynamics, Inc., certain former Iron Dynamics,
               Inc. lending institutions and Mellon Bank, N.A., as Agent, incorporated herein by reference to Exhibit 4.1 to our
               Report on Form 8-K/A filed February 26, 2002.
     4.1c      Registration Rights Agreement, dated as of March 26, 2002, between Steel Dynamics, Inc., SDI Investment Company as
               Guarantor, and Morgan Stanley & Co. Incorporated, J.P.
               Morgan Securities Inc., BMO Nesbitt Burns Corp. and NatCity
               Investments, Inc. as Placement Agents, pursuant to the
               Placement Agreement dated March 14, 2002 relating to the
               sale by us of $200 million of our 9 1/2% unsecured senior
               notes, incorporated herein by reference to Exhibit 4.1b to our 2001 Annual Report on Form 10-K, filed March 28, 2002.
     5.1*      Opinion of Barrett & McNagny LLP
    10.1a      Credit Agreement relating to our $350 million senior secured credit facility, dated as of March 26, 2002 among Steel
               Dynamics, Inc. as Borrower, certain designated "Initial
               Lender Parties," JPMorgan Chase as Collateral Agent and
               Administrative Agent, Morgan Stanley Senior Funding, Inc. as
               Arranger and Syndication Agent, and others, incorporated
               herein by reference to Exhibit 10.1a to our 2001 Annual
               Report on Form 10-K, filed March 28, 2002.
    10.1b*     First Amendment to Credit Agreement referenced at Exhibit
               10.1a, dated as of August 6, 2002

EXHIBIT NO.
-----------
    10.2a      Subsidiary Guaranty dated as of March 26, 2002 from SDI
               Investment Company, Iron Dynamics, Inc. and certain future
               Additional Guarantors, in favor of the Secured Parties under the March 26, 2002 Credit Agreement, incorporated herein by reference to Exhibit 10.2a to our 2001 Annual Report on Form
               10-K, filed March 28, 2002.
    10.3a      Indenture relating to our issuance of $200 million senior
               unsecured notes, dated as of March 26, 2002, between Steel
               Dynamics, Inc. as Issuer and SDI Investment Company as
               Initial Subsidiary Guarantor, and Fifth Third Bank, Indiana
               as Trustee, incorporated herein by reference to Exhibit
               10.3a to our 2001 Annual Report on Form 10-K, filed March
               28, 2002.
    10.3b*     Placement Agreement dated March 14, 2002 between Steel
               Dynamics, Inc. and Morgan Stanley & Co. Incorporated, et al.
               as Placement Agents owe $200,000,000 of 9 1/2% Senior Notes
               Due 2009.
    10.12+     Loan Agreement between Indiana Development Finance Authority and Steel Dynamics, Inc. re Taxable Economic Development
               Revenue bonds, Trust Indenture between Indiana Development
               Finance Authority and NBD Bank, N.A., as Trustee re Loan
               Agreement between Indiana Development Finance Authority and
               Steel Dynamics, Inc.
    10.13+     Agreement to provide Scrap Purchasing Services between Steel
               Dynamics, Inc. and OmniSource Corporation dated October 29,
               1993.
    10.14+     Purchasing Agreement between Steel Dynamics, Inc. and
               Heidtman Steel Products, Inc. dated October 29, 1993.
    10.17      Reciprocal Patent and Technical Information Transfer and
               License Agreement between Steel Dynamics, Inc. and Preussag
               AG, now Salzgitter AG, dated December 14, 1995, incorporated by reference to the identically numbered exhibit to our 1996
               Form S-1.
    10.18+     1994 Incentive Stock Option Plan
    10.19      Amended and Restated 1996 Incentive Stock Option Plan,
               incorporated herein by reference to Exhibit 10.19 to our
               June 30, 2001 Form 10-Q, filed August 3, 2001.
    10.20+     Employment Agreement between Steel Dynamics, Inc. and Keith
               Busse
    10.21+     Employment Agreement between Steel Dynamics, Inc. and Mark
               D. Millett
    10.22+     Employment Agreement between Steel Dynamics, Inc. and
               Richard P. Teets, Jr.
    10.23a     (Revised) Officer and Manager Cash and Stock Bonus Plan,
               incorporated by reference to Exhibit 10.23 to our June 30,
               2000 Form 10-Q, filed August 11, 2000.
    10.24+     Employment Agreement between Steel Dynamics, Inc. and Tracy
               L. Shellabarger
    10.40      Non-Employee Director Stock Option Plan, incorporated by
               reference to Exhibit 10.40 to our June 30, 2000 Form 10-Q, filed August 11, 2000.
    10.41      Agreement (Settlement Agreement), dated as of January 28,
               2002, by and among Iron Dynamics, Inc., Steel Dynamics,
               Inc., various signatory banks and Mellon Bank, N.A. as Agent for the Iron Dynamics lenders, incorporated herein by
               reference to Exhibit 2.1 to our Report on Form 8-K/A filed
               February 26, 2002.
    12.1*      Computation of Ratio of Earnings to Fixed Charges
    21.1*      List of our Subsidiaries
    23.1*      Consent of Ernst & Young LLP
    23.2       Consent of Barrett & McNagny LLP (included in Exhibit 5.1)
    24.1       Power of attorney (included on the signature page to the
               registration statement)
    25.1*      Form T-1, Trustee's Statement of Eligibility
    99.1*      Letter of Transmittal
    99.2*      Notice of Guaranteed Delivery

---------------

 * Filed concurrently herewith

+ Incorporated herein by reference to the identically numbered exhibit in our Registration Statement on Form S-1, SEC File No. 333-12521, effective November 21, 1996.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) to not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana, on September 19, 2002.
                                          STEEL DYNAMICS, INC.

                                          By:   /s/ TRACY L. SHELLABARGER
                                            ------------------------------------
                                            Name: Tracy L. Shellabarger
                                            Title: Vice President and Chief
                                              Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below hereby authorizes each of Keith
E. Busse and Tracy L. Shellabarger, each as attorney-in-fact, to sign and file in his behalf, individually and each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-4.


               /s/ KEITH E. BUSSE                        President and Chief Executive Officer
------------------------------------------------             (principal executive officer)
                 Keith E. Busse

              /s/ MARK D. MILLETT                             Vice President and Director
------------------------------------------------
                Mark D. Millett

           /s/ RICHARD P. TEETS, JR.                          Vice President and Director
------------------------------------------------
             Richard P. Teets, Jr.

           /s/ TRACY L. SHELLABARGER                  Vice President, Chief Financial Officer and
------------------------------------------------                       Director
             Tracy L. Shellabarger                   (principal financial and accounting officer)

               /s/ LEONARD RIFKIN                                      Director
------------------------------------------------
                 Leonard Rifkin

               /s/ JOHN C. BATES                                       Director
------------------------------------------------
                 John C. Bates

              /s/ DR. JURGEN KOLB                                      Director
------------------------------------------------
                Dr. Jurgen Kolb

             /s/ JOSEPH D. RUFFOLO                                     Director
------------------------------------------------
               Joseph D. Ruffolo

                /s/ NAOKI HIDAKA                                       Director
------------------------------------------------
                  Naoki Hidaka

            /s/ RICHARD J. FREELAND                                    Director
------------------------------------------------
              Richard J. Freeland

              /s/ JAMES E. KELLEY                                      Director
------------------------------------------------
                James E. Kelley

              /s/ PAUL B. EDGERLEY                                     Director
------------------------------------------------
                Paul B. Edgerley

EXHIBIT
NUMBER
-------
 3.1a+     Amended and Restated Articles of Incorporation of Steel
           Dynamics, Inc.
 3.1b      Articles of Incorporation of Iron Dynamics, Inc.,
           incorporated herein by reference to the identically numbered exhibit in our 1996 Annual Report on Form 10-K, filed March
           31, 1997
 3.2a      Amended Bylaws of Steel Dynamics, Inc., incorporated herein by reference to Exhibit 3.2a to our Registration Statement on Form S-3, SEC File No. 333-82210, effective February 28,
           2002.
 3.2b      Bylaws of Iron Dynamics, Inc., incorporated herein by
           reference to the identically numbered exhibit in our 1996
           Annual Report on Form 10-K, filed March 31, 1997
 4.0       Specimen stock certificate (incorporated by reference to
           Exhibit 4.1 to our Registration Statement on Form 8-A, SEC
           File No. 96661016, filed November 13, 1996)
 4.1a      Registration Agreement, dated as of June 30, 1994, by and
           among Steel Dynamics Holdings, Inc. and the Stockholders
           named therein (incorporated by reference to Exhibit 10.31 to our Registration Statement on Form S-1, SEC File No.
           333-12521, filed September 23, 1996)
 4.1a(1)   Amendment No. 1 to Registration Agreement (incorporated by reference to the identically numbered exhibit in our
           Registration Statement on Form S-1, SEC File No. 333-12521,
           filed September 23, 1996)
 4.1a(2)   Amendment No. 2 to Registration Agreement (incorporated by reference to the identically numbered exhibit in our
           Registration Statement on Form S-1, SEC File No. 333-12521,
           filed September 23, 1996)
 4.1a(3)   Amendment No. 3 to Registration Agreement (incorporated by reference to the identically numbered exhibit in our
           Registration Statement on Form S-1, SEC File No. 333-12521,
           filed September 23, 1996)
 4.1b      Registration Rights Agreement, dated as of January 28, 2002, between Steel Dynamics, Inc., certain former Iron Dynamics,
           Inc. lending institutions and Mellon Bank, N.A., as Agent, incorporated herein by reference to Exhibit 4.1 to our
           Report on Form 8-K/A filed February 26, 2002.
 4.1c      Registration Rights Agreement, dated as of March 26, 2002, between Steel Dynamics, Inc., SDI Investment Company as
           Guarantor, and Morgan Stanley & Co. Incorporated, J.P.
           Morgan Securities Inc., BMO Nesbitt Burns Corp. and NatCity
           Investments, Inc. as Placement Agents, pursuant to the
           Placement Agreement dated March 14, 2002 relating to the
           sale by us of $200 million of our 9 1/2% unsecured senior
           notes, incorporated herein by reference to Exhibit 4.1b to our 2001 Annual Report on Form 10-K, filed March 28, 2002.
 5.1*      Opinion of Barrett & McNagny LLP
10.1a      Credit Agreement relating to our $350 million senior secured credit facility, dated as of March 26, 2002 among Steel
           Dynamics, Inc. as Borrower, certain designated "Initial
           Lender Parties," JPMorgan Chase as Collateral Agent and
           Administrative Agent, Morgan Stanley Senior Funding, Inc. as
           Arranger and Syndication Agent, and others, incorporated
           herein by reference to Exhibit 10.1a to our 2001 Annual
           Report on Form 10-K, filed March 28, 2002.
10.1b*     First Amendment to Credit Agreement referenced at Exhibit
           10.1a dated as of August 6, 2002
10.2a      Subsidiary Guaranty dated as of March 26, 2002 from SDI
           Investment Company, Iron Dynamics, Inc. and certain future
           Additional Guarantors, in favor of the Secured Parties under the March 26, 2002 Credit Agreement, incorporated herein by reference to Exhibit 10.2a to our 2001 Annual Report on Form
           10-K, filed March 28, 2002.
10.3a      Indenture relating to our issuance of $200 million senior
           unsecured notes, dated as of March 26, 2002, between Steel
           Dynamics, Inc. as Issuer and SDI Investment Company as
           Initial Subsidiary Guarantor, and Fifth Third Bank, Indiana
           as Trustee, incorporated herein by reference to Exhibit
           10.3a to our 2001 Annual Report on Form 10-K, filed March
           28, 2002.
10.3b*     Placement Agreement dated March 14, 2002 between Steel
           Dynamics, Inc. and Morgan Stanley & Co. Incorporated, et al.
           as Placement Agents owe $200,000,000 of 9 1/2% Senior Notes
           Due 2009.
10.12+     Loan Agreement between Indiana Development Finance Authority and Steel Dynamics, Inc. re Taxable Economic Development
           Revenue bonds, Trust Indenture between Indiana Development
           Finance Authority and NBD Bank, N.A., as Trustee re Loan
           Agreement between Indiana Development Finance Authority and
           Steel Dynamics, Inc.

EXHIBIT
NUMBER
-------
10.13+     Agreement to provide Scrap Purchasing Services between Steel
           Dynamics, Inc. and OmniSource Corporation dated October 29,
           1993.
10.14+     Purchasing Agreement between Steel Dynamics, Inc. and
           Heidtman Steel Products, Inc. dated October 29, 1993.
10.17      Reciprocal Patent and Technical Information Transfer and
           License Agreement between Steel Dynamics, Inc. and Preussag
           AG, now Salzgitter AG, dated December 14, 1995, incorporated by reference to the identically numbered exhibit to our 1996
           Form S-1.
10.18+     1994 Incentive Stock Option Plan
10.19      Amended and Restated 1996 Incentive Stock Option Plan,
           incorporated herein by reference to Exhibit 10.19 to our
           June 30, 2001 Form 10-Q, filed August 3, 2001.
10.20+     Employment Agreement between Steel Dynamics, Inc. and Keith
           Busse
10.21+     Employment Agreement between Steel Dynamics, Inc. and Mark
           D. Millett
10.22+     Employment Agreement between Steel Dynamics, Inc. and
           Richard P. Teets, Jr.
10.23a     (Revised) Officer and Manager Cash and Stock Bonus Plan,
           incorporated by reference to Exhibit 10.23 to our June 30,
           2000 Form 10-Q, filed August 11, 2000.
10.24+     Employment Agreement between Steel Dynamics, Inc. and Tracy
           L. Shellabarger
10.40      Non-Employee Director Stock Option Plan, incorporated by
           reference to Exhibit 10.40 to our June 30, 2000 Form 10-Q, filed August 11, 2000.
10.41      Agreement (Settlement Agreement), dated as of January 28,
           2002, by and among Iron Dynamics, Inc., Steel Dynamics,
           Inc., various signatory banks and Mellon Bank, N.A. as Agent for the Iron Dynamics lenders, incorporated herein by
           reference to Exhibit 2.1 to our Report on Form 8-K/A filed
           February 26, 2002.
12.1*      Computation of Ratio of Earnings to Fixed Charges
21.1*      List of our Subsidiaries
23.1*      Consent of Ernst & Young LLP
23.2       Consent of Barrett & McNagny LLP (included in Exhibit 5.1)
24.1       Power of attorney (included on the signature page to the
           registration statement)
25.1*      Form T-1, Trustee's Statement of Eligibility
99.1*      Letter of Transmittal
99.2*      Notice of Guaranteed Delivery

---------------

 * Filed concurrently herewith
+ Incorporated herein by reference to the identically numbered exhibit in our Registration Statement on Form S-1, SEC File No. 333-12521, effective November 21, 1996.